     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 1998
                                                      REGISTRATION NO. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                     DATA PROCESSING RESOURCES CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

                 CALIFORNIA                        95-3931443
       (STATE OR OTHER JURISDICTION OF          (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)          IDENTIFICATION NO.)

     4400 MACARTHUR BOULEVARD, SUITE 600, NEWPORT BEACH, CALIFORNIA 92660
                                (714) 553-1102
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                              MICHAEL A. PIRAINO
                            CHIEF FINANCIAL OFFICER
                     DATA PROCESSING RESOURCES CORPORATION
     4400 MACARTHUR BOULEVARD, SUITE 600, NEWPORT BEACH, CALIFORNIA 92660
                                (714) 553-1102
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
                             ELAINE R. LEVIN, ESQ.
                              RIORDAN & MCKINZIE
        695 TOWN CENTER DRIVE, SUITE 1500, COSTA MESA, CALIFORNIA 92626
                                (714) 433-2900

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

===================================================================================
                                           PROPOSED       PROPOSED
 TITLE OF EACH CLASS OF      AMOUNT        MAXIMUM        MAXIMUM       AMOUNT OF
    SECURITIES TO BE         TO BE      OFFERING PRICE   AGGREGATE     REGISTRATION
       REGISTERED          REGISTERED      PER UNIT    OFFERING PRICE     FEE(1)
-----------------------------------------------------------------------------------
5 1/4% Convertible
 Subordinated Notes due
 2005..................   $115,000,000       100%       $115,000,000     $33,925
-----------------------------------------------------------------------------------
Common Stock...........       (2)                                          (2)
===================================================================================

(1)  Calculated pursuant to Rule 457(i) under the Securities Act of 1933.

(2) An indeterminate number of shares of Common Stock issuable upon conversion of the Convertible Subordinated Notes registered hereby, including such additional shares of Common Stock issuable pursuant to the antidilution provisions of the Convertible Subordinated Notes registered hereby. Pursuant to Rule 457(i) under the Securities Act of 1933, no registration fee is required for these shares.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION, DATED MAY 22, 1998

PROSPECTUS
                                  $115,000,000

                                 [LOGO OF DPRC]

                     DATA PROCESSING RESOURCES CORPORATION

                 5 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2005
        AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

  This Prospectus relates to the resale from time to time by the holders (the "Selling Securityholders") of up to $115,000,000 aggregate principal amount of 5 1/4% Convertible Subordinated Notes due 2005 (the "Notes") of Data Processing Resources Corporation, a California corporation (the "Company"), and the resale of shares of common stock, no par value (the "Common Stock"), of the Company issuable upon conversion of the Notes (the "Conversion Shares").

  The Notes are convertible, at the option of the holder into shares of Common Stock of the Company at any time following the initial issuance thereof and prior to maturity, unless previously redeemed or repurchased, at a conversion price of $35.50 per share, subject to adjustments in certain events. See "Description of Notes--Conversion Rights" for a description of events that may cause adjustments to the conversion price.

  Interest on the Notes is payable on April 1 and October 1 of each year, commencing on October 1, 1998. The Notes are redeemable, in whole or in part, at the option of the Company, at any time on or after April 1, 2001, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined herein), if any. If a Change of Control (as defined herein) occurs, each holder of Notes will have the right, subject to certain conditions and restrictions, to require the Company to repurchase all or any part of such holder's Notes at 100% of their principal amount, plus accrued and unpaid interest and Liquidated Damages, if any. The Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company and are structurally subordinated to all current and future liabilities of the Company's subsidiaries. The Indenture governing the Notes does not limit or prohibit the incurrence of additional indebtedness, including Senior Indebtedness. See "Description of the Notes."

  The Company does not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes on any automated quotation system. However, the Notes have been designated for trading on the Private Offering, Resales and Trading through Automatic Linkages ("PORTAL") Market. The Conversion Shares have been approved for listing on the Nasdaq National Market. The Common Stock is quoted on the Nasdaq National Market under the symbol "DPRC". On May 21, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $28 7/8 per share.

  The Notes were originally issued by the Company in a private placement on March 24, 1998 to the Initial Purchasers (as defined herein). The notes were thereafter sold by the Initial Purchasers in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), to persons reasonably believed by the Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act).

  The Selling Securityholders may offer and sell the Notes or the Conversion Shares from time to time to purchasers directly, or though underwriters, brokers, dealers or agents, at market prices prevailing at the time of sale or at negotiated prices.

  The Company will not receive any of the proceeds from the sale of any of the Notes or the Conversion Shares offered hereby. All of the Notes and the Conversion Shares offered hereby are being offered and sold by the Selling Securityholders. Any sales of the Notes and the Conversion Shares will be for the account of the Selling Securityholders. The Company will pay all expenses incident to the registration of the Notes and the Conversion Shares offered hereby, except that each Selling Securityholder will pay any and all selling commissions and underwriting discounts. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act. See "Plan of Distribution."

  SEE "RISK FACTORS" WHICH BEGIN ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE NOTES OR THE CONVERSION SHARES OFFERED HEREBY.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.   ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                The date of this Prospectus is            , 1998

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission, including the reports and other information incorporated by reference into this Prospectus, can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, Room 1024, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or from the Commission's Internet Web site at http://www.sec.gov. Such reports, proxy statements and other information concerning the Company are also available for inspection at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

    (a) The Annual Report of the Company on Form 10-K (File No. 0-27612) for its fiscal year ended July 31, 1997.

    (b) The definitive Proxy Statement of the Company, as filed with the Commission November 17, 1997.

    (c) The Quarterly Report of the Company on Form 10-Q for its fiscal quarter ended October 31, 1997.

    (d) The Quarterly Report of the Company on Form 10-Q for its fiscal quarter ended January 31, 1998.

    (e) The Current Report of the Company on Form 8-K dated January 27, 1998, as filed with the Commission on February 11, 1998, and the Forms 8-K/A filed with the Commission on March 5, 1998 and March 19, 1998.

    (f) The Current Report of the Company of Form 8-K dated March 5, 1998, as filed with the Commission on March 5, 1998.

    (g) The Current Report of the Company on Form 8-K dated March 24, 1998, as filed with the Commission on March 24, 1998.

    (h) The Current Report of the Company on Form 8-K dated May 20, 1998, as filed with the Commission on May 21, 1998.

    (i) The Registration Statement of the Company on Form 8-A/A Amendment No. 1, filed with the Commission on March 1, 1996, registering the Company's Common Stock under Section 12(g) of the Exchange Act.

    (j) All documents filed by the Company with the Commission pursuant to
  Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. As indicated in the financial statements of the Company set forth in this Prospectus, the Company has restated its earnings per share in accordance with SFAS No. 128 "Earnings Per Share" which requires such amounts to be retroactively restated. Such earnings per share amounts included in the financial information incorporated by reference above has not been restated to reflect such change. Therefore, the earnings per share amounts, included in financial statements contained in this Prospectus supercede those incorporated by reference.

  The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that have been incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to: Michael A. Piraino, Chief Financial Officer, Data Processing Resources Corporation, 4400 MacArthur Blvd., Suite 600, Newport Beach, California 92660, telephone (714) 553-1102.

                                    SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information contained elsewhere or incorporated by reference in this Prospectus, including "Risk Factors" and the Financial Statements and Notes thereto. Except as otherwise noted, references to "DPRC" or the "Company" include the Company and its subsidiaries.

                                  THE COMPANY

  Data Processing Resources Corporation ("DPRC" or the "Company") is a leading provider of information technology ("IT") staffing services to a diverse group of corporate clients. Utilizing full-time salaried and hourly technical consultants, the Company offers a wide range of staffing solutions to meet its clients' enterprise-wide IT needs. The Company's technical consultants have expertise on multiple hardware platforms utilizing a wide variety of software applications and provide services covering all aspects of the systems applications development lifecycle, including planning, design, building and programming, implementation, maintenance and ongoing management. In addition, the Company also provides other specialty staffing services such as Year 2000 conversion, network management and desktop services, internet/intranet development and support, packaged software implementation and help desk support.

  Early in fiscal 1994, the Company began to implement a growth strategy focused on expanding its geographic coverage, increasing its service offerings and enhancing overall profitability. The Company has expanded from three California offices in 1996 to 16 offices in 11 states and three international recruiting offices (two in England and one in Australia) as of April 1998. Of the 13 new offices, six were internally developed and seven were acquired. In addition, through internal development and acquisitions, the Company has added a number of high margin, specialty service areas and increased its percentage of full-time salaried consultants.

  The Company plans to continue its acquisition strategy in order to further expand its geographic scope and broaden its service offerings. The Company believes that both the size and fragmented nature of the IT services industry provides continuing opportunities for expansion. The Company continually reviews potential acquisitions and is currently in various stages of investigating and negotiating with several acquisition candidates, including an acquisition of significant size which could involve a pooling of interests. The Company has not entered into a definitive purchase agreement with any acquisition candidate and there is no assurance that the Company will consummate a transaction with any of the candidates with whom it is currently in negotiations.

  The Company's business strategy encompasses a number of key elements which management believes are necessary to ensure high quality standards and to achieve consistently strong financial performance. The primary element of this strategy is to recruit, develop and retain qualified technical consultants. To compete for scarce IT resources, the Company focuses on (i) expanding its pool of experienced and specialized recruiters; (ii) offering its technical consultants competitive wages; (iii) offering its technical consultants an opportunity to purchase a comprehensive employee benefits package; (iv) effectively communicating with its technical consultants; and (v) providing specialized training through licensed training programs. In connection with a prior acquisition, the Company acquired international recruiting capabilities with two offices in England and one in Australia. The Company also attracts new consultants in its established markets through referrals and the internet.

  The Company was incorporated in 1984 as a California corporation, and its principal executive offices are located at 4400 MacArthur Boulevard, Suite 600, Newport Beach, California 92660. The Company's telephone number is (714) 553-1102.

                                  THE OFFERING

Securities Offered..........  Up to $115.0 million principal amount of 5 1/4%
                              Convertible Subordinated Notes due 2005 and the Conversion Shares issuable upon conversion of the Notes offered by the Selling Securityholders.

Interest Payment Dates......  April 1 and October 1 of each year, commencing
                              October 1, 1998.

Maturity Date...............  April 1, 2005.

Interest....................  5 1/4% per annum.

Conversion Rights...........  The Notes are convertible, at the option of the
                              Holder, at any time prior to the close of business on the Stated Maturity (as defined herein), unless previously redeemed or repurchased, into Common Stock, at a conversion rate of approximately 28.17 shares per $1,000 principal amount of Notes (equivalent to a conversion price of $35.50 per share), subject to adjustment in certain events. See "Description of Notes--Conversion Rights."

Optional Redemption.........  The Notes are redeemable, in whole or in part, at the Company's option, at any time on or after April 1, 2001 upon not less than 30 nor more than 60 days' notice, at the redemption prices set forth in "Description of Notes--Redemption at the Company's Option," together with accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. See "Description of Notes-- Redemption at the Company's Option."

Change of Control...........  Upon the occurrence of a Change of Control (as defined herein), the Company will be required to offer to purchase the Notes at a purchase price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. See "Description of Notes--Repurchase of Notes at the Option of Holders Upon a Change of Control."

Subordination...............  The Notes are general unsecured obligations of the Company, subordinate in right of payment to all existing and future Senior Indebtedness of the Company. In addition, the Notes are structurally subordinated to all existing and future liabilities of the Company's subsidiaries. Furthermore, the Company is permitted to borrow up to $60.0 million under the Credit Facility (as defined herein), which is Senior Indebtedness. The Indenture governing the Notes does not limit or prohibit the incurrence of additional indebtedness, including Senior Indebtedness by the Company or its subsidiaries. See "Description of Notes--Subordination."

Use of Proceeds.............  The Company will not receive any proceeds from the sale of the Notes or the Conversion Shares by the Selling Securityholders.

Trading.....................  The Notes are eligible for trading on the PORTAL
                              Market. Notes sold pursuant to this Prospectus are not expected to remain eligible for trading on the PORTAL Market. The Conversion Shares have been approved for listing on the Nasdaq National Market. The Common Stock is quoted on the Nasdaq National Market under the symbol "DPRC."

Risk Factors................  See "Risk Factors" for a discussion of factors to be considered before purchasing the Notes and Conversion Shares offered hereby.

  For a more complete description of the Notes, see "Description of Notes." For a more complete description of the Common Stock, see "Description of Capital Stock."

                                 RISK FACTORS

  An investment in the Notes or the Conversion Shares offered by this Prospectus involves a high degree of risk. Prospective purchasers of the Notes or the Conversion Shares offered hereby should carefully review the following risk factors as well as the other information set forth or incorporated by reference in this Prospectus before making an investment in the Notes or the Conversion Shares.

  When used in this Prospectus, including the information incorporated by reference, the words "anticipate," "estimate," "project," "expect" and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, and are intended to be covered by the safe harbors created thereby. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. Among the key factors that may have a direct bearing on the Company's operating results are the Company's ability to recruit, develop and retain qualified technical consultants; identify, acquire and integrate suitable acquisition candidates; obtain sufficient working capital to support such growth; and compete successfully with existing and future competitors.

DEPENDENCE ON AVAILABILITY, RECRUITMENT AND MANAGEMENT OF TECHNICAL
CONSULTANTS

  The Company's success is dependent upon its ability to attract and manage technical consultants who possess the skills and experience necessary to meet the IT staffing requirements of the Company's clients. Qualified technical consultants are in great demand worldwide and are likely to remain a limited resource for the foreseeable future. Accordingly, competition for individuals with proven technical skills is intense. The Company competes for such individuals with other providers of IT staffing services, providers of outsourcing services, temporary personnel agencies, systems integrators, computer systems consultants and clients and potential clients. Factors influencing such competition include compensation, benefits, growth opportunities and pre-existing relationships with other employers, particularly IT staffing companies. Furthermore, as the Company expands into new geographical areas, it may experience difficulty attracting qualified technical consultants who have a prior relationship or familiarity with more established IT staffing companies in such areas. As a result, there can be no assurance that the Company will be able to recruit the technical consultants necessary to execute its growth strategy and a failure to do so could have a material adverse effect on the Company's results of operations and financial condition. In addition, the Company employs a substantial number of salaried technical consultants who are paid whether or not they are on assignment. Such technical consultants must be carefully monitored and managed to minimize the time they are not on assignment. A failure to manage non-chargeable time of salaried technical consultants could have a material adverse effect on the Company's results of operations and financial condition.

VARIABILITY OF QUARTERLY OPERATING RESULTS; SEASONALITY

  Variations in the Company's revenues and operating results occur from quarter to quarter as a result of a number of factors, including the timing of client engagements during a quarter, changes in pricing of the Company's services, timing and rate of entrance, introduction of product groups, availability of qualified technical consultants, the number of business days in a quarter, consultant hiring and utilization rates, the length of the Company's sales cycle, the ability of clients to terminate engagements without penalty, the size and scope of assignments and general economic conditions. Because a significant portion of the Company's expenses are relatively fixed, a variation in the number of client assignments or the timing of the initiation or the completion of client assignments can cause significant variations in operating results from quarter to quarter. To the extent that increases in the number of consultants are not followed by corresponding increases in revenues, the Company's operating results could be materially and adversely affected. Furthermore, the Company has on occasion experienced a seasonal pattern in its operating results, with a smaller proportion of the Company's revenues and lower operating income occurring in the second quarter of the fiscal year. The Company believes these results can be attributed to vacation and holidays taken by both its clients and its consultants. As a result of the foregoing factors, the Company's operating results for a future quarter may be below the expectations of public market analysts and investors. In such event, the price of the Common Stock would likely be negatively affected.

MANAGEMENT OF GROWTH

  The Company's business has experienced rapid growth over the years that could strain the Company's managerial and other resources. The Company's continued growth depends on adding key managers, attracting, developing and retaining consultants, adding specialty services and growing its infrastructure. The Company has broadened its range of services to include specialty services such as Year 2000 conversion, network management and desktop services, internet/intranet development and support, packaged software implementation and help desk support. The Company has expanded from three offices in the State of California in 1996 to 16 offices in 11 states and three international recruiting offices (two in England and one in Australia) as of April 1998. Effective management of these growth initiatives will require the Company to continue to improve its operational, financial and other management processes and systems. The failure to manage growth effectively could have a material adverse effect on the Company's business, operating results and financial condition.

GROWTH THROUGH ACQUISITIONS

  A primary component of DPRC's growth strategy is the acquisition of IT staffing companies to complement and expand the Company's existing business, principally in new geographic markets. The successful implementation of this strategy is dependent on the Company's ability to identify suitable acquisition candidates, acquire such companies on suitable terms and integrate their operations with those of the Company. There can be no assurance that the Company will be able to acquire other companies on suitable terms or otherwise successfully enter other markets through acquisitions. Moreover, other staffing companies are actively competing for acquisition candidates, which has resulted in an increase in the price of acquisition candidates. Acquisitions may also involve a number of special risks, including: (i) adverse effects on the Company's reported operating results, including increased goodwill amortization related to acquired companies and interest expense related to debt incurred to affect acquisitions; (ii) diversion of management attention; (iii) risks associated with unanticipated problems, liabilities or contingencies resulting from acquisitions and entries into new geographic markets; (iv) difficulties related to the integration of acquired businesses, some of which may have different cultures, operating strategies, margins or business risks; and (v) increased general and administrative expenses incidental to the Company's expansion into new geographic markets. The occurrence of some or all of the events described in these risks could have a material adverse effect on the Company's operations and financial performance.

  The Company continually reviews and evaluates acquisition candidates to complement and expand its business, and is at various stages of evaluation and discussion with a number of such candidates. The Company has not entered into a definitive purchase agreement with respect to any acquisition candidate, no portion of the net proceeds has been allocated to any specific acquisition and there is no assurance that the Company will consummate a transaction with any of the candidates with whom it is currently in negotiations. The Company recently entered into a non-binding letter of intent with one such potential acquisition candidate. The letter of intent contemplates accounting for the transaction as a pooling of interests with the purchase price payable entirely in Common Stock. The number of shares to be issued could be approximately 2,000,000 to 3,000,000 shares of Common Stock with such number to be determined based upon various contingencies, including but not limited to, the financial performance of the acquisition candidate, the accounting and tax treatment of the acquisition and the price of the Common Stock. The acquisition is subject to numerous conditions, including but not limited to, performing financial, business and legal due diligence, receiving favorable accounting and tax treatment, obtaining any necessary board, shareholder, governmental and other third-party approvals and negotiating the terms of the acquisition with the potential candidate. The consideration by the Company of such acquisition is only at the preliminary stage. There can be no assurance that such acquisition will be completed or that if such acquisition is completed it will be for the consideration or on the terms contemplated.

  In addition, it is possible that a substantial number of shares of Common Stock or significant amount of cash could be used for one or more acquisitions. The Company intends, when possible, to use its Common Stock to pay for all or a portion of the purchase price for future acquisitions. The Company's ability to so use its Common Stock could be adversely affected in the event that the Company's Common Stock does not maintain sufficient value, potential acquisition candidates are unwilling to accept the Company's Common Stock as consideration for the sale of their businesses, or the Company does not then have a sufficient number of authorized shares of Common Stock to effect such acquisition. With respect to the latter, any increase in the authorized number of shares of Common Stock would require the consent of the shareholders of the Company and no assurances can be given that the shareholders of the Company would approve such an increase. If the Company is unable to so use its Common Stock, the Company may be required to utilize more of its cash resources, if available, in order to continue its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. There can be no assurance that such capital will be available on acceptable terms. If the Company is unable to obtain sufficient financing, it may be unable to implement its growth strategy fully.

DEVELOPMENT OF NEW OFFICES

  The Company's growth strategy involves the internal development of new offices as well as the acquisition of existing businesses. The successful development of new offices is dependent on a number of factors, many of which are beyond the Company's control, including the Company's ability to: (i) hire, integrate and retain qualified managers in existing markets as well as markets in which the Company has no prior operating experience; (ii) apply its management practices to a significantly larger and geographically dispersed organization; (iii) initiate and develop new client relationships; (iv) hire, integrate and retain qualified technical consultants; and (v) identify suitable locations for new offices. There can be no assurance that the Company will be able to implement successfully any of the above components of its strategy.

COMPETITION

  The IT staffing industry is highly competitive. The Company competes for both clients and qualified technical consultants with a variety of companies, including other IT staffing companies, national and regional accounting and management consulting firms and independent contractors. The Company also competes for technical consultants with the IT staffs of its clients and potential clients and other technology companies. Several of the Company's competitors are substantially larger than the Company and have greater financial and other resources. Several of such competitors have also been in business much longer than the Company and have significantly greater name recognition throughout the United States or a specific geographic region, including the geographic areas in which the Company operates and into which it intends to expand. Accordingly, such companies are often able to meet a broader range of a client's temporary personnel needs, serve a broader geographic range than the Company and compete more effectively for national accounts. There can be no assurance that the Company will be able to compete successfully with its existing and future competitors.

DEDUCTIBILITY OF INTEREST TO THE COMPANY

  Section 279 of the Internal Revenue Code of 1996, as amended (the "Code"), disallows the deduction of interest paid or accrued with respect to certain subordinated convertible debt which is issued to provide consideration for the acquisition of stock or assets of another corporation ("Section 279 Acquisition Debt"). Such a disallowance applies to the interest paid or accrued with respect to Section 279 Acquisition Debt to the extent interest paid or accrued with respect to such debt in any given taxable year plus interest paid or accrued on other debt incurred to provide consideration for an acquisition of stock or assets in such taxable year exceeds a $5.0 million threshold (the "Five Million Dollar Basket"). To the extent that the Company uses the proceeds it received from the initial issuance of the Notes to acquire stock or assets of another corporation, such Notes will constitute
Section 279 Acquisition Debt if the Company fails either a certain debt to equity ratio or a projected earnings to annual interest expense test. If the Company is unable to satisfy both of these tests in any given taxable year, then all or a portion of the Notes would be deemed to be Section 279 Acquisition Debt, and

Section 279 would disallow the interest deduction with respect to the Notes to the extent the interest paid on the Notes in any given taxable year exceeds the Five Million Dollar Basket. The Company intends to continue to acquire companies. To the extent that the Company uses proceeds it received from the initial issuance of the Notes to acquire companies, the Company may not be able to deduct all or a portion of the interest paid on the Notes in any given taxable year in which the total interest paid or accrued on acquisition debt by the Company exceeds the Five Million Dollar Basket. If such interest is not deductible, it could have a material adverse effect on the financial condition of the Company.

  Pursuant to the Taxpayer Relief Act of 1997, Section 163(l) of the Code disallows the deduction of interest paid or accrued with respect to convertible debt where there is substantial certainty that the holder will convert the note into equity of the issuer. Because the conversion price was computed to be 25.7% greater than the market price for the Company's Common Stock at the date of the initial issuance of the Notes, the Company does not believe that there was substantial certainty that the Notes would be converted at the date of the initial issuance of the Notes. The legislative history to
Section 163(l) establishes a safe harbor only for a conversion price that is significantly greater than the current price of the stock at the date of initial issuance. Because there is no current authority establishing what conversion price would be considered significantly greater than the stock's current price, there can be no assurance that the Internal Revenue Service ("IRS") or the courts would not establish criteria in the future that would cause a determination that the Notes should be considered to have substantial certainty that they would have been converted. If such a determination were made, the Company's deduction for interest paid or accrued on the Notes would be disallowed.

IMMIGRATION ISSUES

  The Company believes that its success has resulted in part from its ability to attract, develop and retain persons from other countries with technical and project management skills. There is a limit on the number of new H-1B non-immigrant work permitted visa classification petitions that the United States Immigration and Naturalization Service may approve in any government fiscal year. In years in which this limit is reached, the Company may be unable to obtain H-1B visas necessary to bring critical foreign consultants to the United States. Compliance with existing United States immigration laws, or changes in such laws making it more difficult to hire foreign nationals or limiting the ability of the Company to retain H-1B employees in the United States, could have a material adverse effect on the Company's results of operations and financial condition.

DEPENDENCE ON CERTAIN CLIENTS; INDUSTRY AND GEOGRAPHIC CONCENTRATION

  The Company's 10 largest clients accounted for approximately 32.0% of its revenues in fiscal 1997, with its largest client accounting for approximately 5.0% of its revenues during that period. A significant decrease in demand by, or the loss of, a large client could have a substantial adverse effect on the Company's revenues and results of operations. Furthermore, revenues from any one client often vary materially from period to period. Although the Company strives to build long-term relationships with its clients, it does not generally have long-term contractual arrangements with them, and services are usually provided on an assignment-by-assignment basis. In addition, the Company's contracts are normally cancelable by the client at any time without penalty.

  The Company's business is dependent in part on the economic strength of its clients. While the Company serves a large number of clients in a range of industry groups, approximately 21.7% of the Company's revenues in fiscal 1997 were derived from eight foreign automobile and motorcycle manufacturers with operations in Southern California. Regulatory changes which adversely affect this industry group could have an adverse effect on the Company's revenues and profitability. Similarly, a substantial deterioration in general economic conditions in Southern California could adversely affect the Company.

RISKS ASSOCIATED WITH YEAR 2000 CONVERSION EFFORTS

  As the year 2000 approaches, many date-sensitive computer applications will fail because they are unable to process dates properly beyond December 31, 1999. As a result, businesses have been and will be required to devote significant resources to converting their information systems over the next two years. In the event that Year 2000 conversions result in a significant increase in competition for technical consultants or the Company's clients devote substantial resources to such conversions and decrease their expenditures on projects worked on by the Company's technical consultants, the Company's business, financial condition and results of operations may be materially adversely affected. The Company earned approximately 4.0% and 9.0% of its revenue from Year 2000 conversions in the 1997 fiscal year and the six months ended January 31, 1998, respectively. The Company expects that it will continue to receive increased revenues from additional Year 2000 conversions in the near term. However, the Company expects that revenues derived from Year 2000 conversions will steadily decline. In the absence of additional revenue from other sources, a decline in such engagements could have a material adverse effect on the Company's business, operating results and financial condition.

EMPLOYMENT LIABILITY RISKS

  Providers of staffing services employ and place people in the workplaces of other businesses. Risks inherent in such activity include possible claims of errors and omissions, misuse of client proprietary information, misappropriation of funds, discrimination and harassment, theft of client property, other criminal activity or torts and other claims. While the Company has not historically experienced any material claims of these types, there can be no assurance that the Company will not experience such claims in the future.

SUBORDINATION OF NOTES

  The Notes are general subordinated obligations of the Company and are subordinated in right of payment to all existing and future Senior Indebtedness. In addition, the Notes are structurally subordinated to all existing and future liabilities of the Company's subsidiaries. By reason of such subordination, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company, the assets of the Company will be available to pay the obligation on the Notes only after all Senior Indebtedness has been paid in full and, therefore, there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. The holders of any indebtedness of the Company's subsidiaries will be entitled to payment of the indebtedness from the assets of the subsidiaries prior to the holders of any general unsecured obligation of the Company including the Notes. The Indenture permits the Company and its subsidiaries to incur additional indebtedness, including Senior Indebtedness. Borrowings under the Credit Facility constitute Senior Indebtedness and such borrowings are guaranteed by the Company's subsidiaries. The Credit Facility contains certain restrictions on the Company's ability to incur additional indebtedness. In the event of a payment default with respect to Senior Indebtedness, no payments may be made on account of the Notes until such default has been cured or waived. In addition, under certain circumstances, no payments with respect to the Notes may be made for a period of up to 179 days if certain non-payment defaults exist with respect to Senior Indebtedness of the Company. See "Description of Notes--Subordination" and "Description of Credit Facility."

LIMITATIONS ON REPURCHASE OF NOTES UPON CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each Holder of Notes may require the Company to repurchase all or a portion of such Holder's Notes. If a Change of Control were to occur, there could be no assurance that the Company would have sufficient financial resources or would be able to arrange financing to pay the repurchase price for all Notes tendered by Holders thereof. The Company's ability to repurchase the Notes in such event may be limited by law, the Indenture and the terms of other agreements relating to borrowings that constitute Senior Indebtedness, as such indebtedness or agreements may be entered into, replaced, supplemented or amended from time to time. The Company may be required to refinance Senior Indebtedness in order to make any such payment. If the Company is prohibited from repurchasing the Notes, such failure would constitute an Event of Default under the Indenture, which may, in turn, constitute a further default under certain of the Company's existing agreements relating to borrowings and the terms of other indebtedness that the Company may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would prohibit payments to the Holders of the Notes. Furthermore, the Company may not have the financial ability to repurchase the Notes in the event that maturity of Senior Indebtedness is accelerated as a result of a default under the applicable loan or similar agreement. See "Description of Notes--Repurchase of Notes at the Option of the Holder upon Change of Control."

CONTROL OF THE COMPANY

  As of April 30, 1998, Ms. Weaver controlled the vote of approximately 19.2% of the outstanding shares of Common Stock, Mr. Lewis controlled the vote of approximately 10.3% of the outstanding shares of Common Stock, and Mr. Lancashire controlled the vote of approximately 6.1% of the outstanding shares of the Common Stock. While not controlling a majority of the outstanding shares, Ms. Weaver, Mr. Lewis and Mr. Lancashire have significant influence with respect to the election of directors and other issues submitted to the Company's shareholders. Such concentration of ownership could also have the effect of making it more difficult for a third party to acquire control of the Company and may discourage third parties from attempting to do so. See "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price for the Common Stock and the ability of the Company to raise equity capital. As of April 30, 1998, the Company had 11,367,666 shares of Common Stock outstanding. Approximately 60.1% of the outstanding shares of Common Stock are freely tradeable, except those shares acquired in the public market by "affiliates" to the Company, as that term is defined in Rule 144 of the Securities Act ("Rule 144"). The remaining outstanding shares of Common Stock are "restricted securities" within the meaning of Rule 144 and may only be sold subject to the limitations imposed by Rule 144. Of such restricted securities, approximately 80.0% of such shares are now eligible for resale under Rule 144.

  The Company has also granted certain "piggyback" and demand registration rights with respect to certain restricted securities. As of April 30, 1998, approximately 2,205,483 shares are, or in the next six months will be, subject to piggyback registration rights, and approximately 1,945,997 of such shares are, or in the next six months will be, also subject to demand registration rights. In addition all shares of Common Stock to be issued in connection with the Computec earnout arrangement will be subject to both piggyback and demand registration rights and all shares of Common Stock to be issued in connection with the S3G earnout arrangement will be subject to piggyback registration rights. The holders of all such piggyback registration rights have agreed to waive their rights to include their shares in this Prospectus and the related Shelf Registration until September 24, 1998. Nonetheless, upon the exercise of such piggyback registration rights or upon any of such holder's exercise of its demand registration rights, such exercise could result in the sale of a significant number of shares of Common Stock into the public market. See "Description of Capital Stock--Shares Eligible for Future Sale."

  As of April 30, 1998, options to purchase 1,357,572 shares of Common Stock have been granted and are outstanding under the Company's 1994 Stock Option Plan, as amended, and options to purchase an additional 455,023 shares may be granted under such plan. As of April 30, 1998, an additional 197,422 shares of Common Stock may be issued under the Company's Employee Stock Purchase Plan. In addition, pursuant to the earnout arrangements agreed to in connection with the acquisition of Computec International Strategic Resources, Inc. in April, 1997 (the "Computec Acquisition") and the acquisition of S3G, Inc. in January 1998 (the "S3G Acquisition"), the Company is required to pay 40% and 15%, respectively, of such earnout in shares of Common Stock.

  The Company intends, when possible, to use its Common Stock to pay all or a portion of the purchase price for future acquisitions. Although the Company has not entered into a definitive purchase agreement with respect to any acquisition candidate, the Company is in preliminary negotiations with several acquisition candidates whereby all or a portion of the purchase price could be paid in Common Stock. It is possible that a substantial number of shares of Common Stock could be issued in connection with one or more of these or any subsequent acquisition. In addition, the Company may increase the number of its authorized shares of Common Stock, which increase could be significant. See "Description of Capital Stock."

  The Company can make no prediction as to the effect, if any, that sales of shares of its Common Stock, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time or on the Company's ability to sell equity securities or equity-related securities at times and prices that it deems appropriate or on the ability of Selling Securityholders or other Holders to sell or the prices that such persons receive on the sale of the Notes or the Conversion Shares.

ABILITY TO ISSUE PREFERRED STOCK WITHOUT FURTHER SHAREHOLDER APPROVAL

  The Company's Articles of Incorporation permit the Board of Directors to establish the rights, preferences, privileges and restrictions of, and to issue, shares of Preferred Stock (as defined herein) without any further vote or action by the Company's shareholders. The issuance of Preferred Stock could adversely affect the Holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plans to issue any shares of Preferred Stock. See "Description of Capital Stock."

INTANGIBLE ASSETS

  A significant percentage of the Company's total assets are intangible assets. These intangible assets substantially represent amounts attributable to goodwill recorded in connection with the Company's acquisitions. Any impairment in the value of such assets could have a material adverse effect on the Company's financial condition and results of operations.

POSSIBLE VOLATILITY OF STOCK PRICE

  The market price and volume of the Common Stock has fluctuated over a broad range since the completion of the Company's initial public offering in March 1996. Numerous factors, including announcements of fluctuations in the Company's or its competitors' operating results and market conditions for IT staffing or technology stocks in general, could have a significant impact on the future price of the Common Stock and the Notes. In addition, the stock market in recent years has experienced significant price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of the Common Stock.

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sale of the Notes or the Conversion Shares offered hereby. The Notes and the Conversion Shares are being sold by the Selling Securityholders.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the Company's ratio of earnings to fixed charges for each of the periods indicated.

                                                                     SIX MONTHS
                                               FISCAL YEARS ENDED       ENDED
                                                    JULY  31,        JANUARY 31,
                                           ------------------------- -----------
                                           1993 1994 1995 1996 1997  1997  1998
                                           ---- ---- ---- ---- ----- ----- -----
Ratio of Earnings to Fixed Charges........ 1.0x 1.3x 4.6x 9.6x 41.9x 35.3x 31.3x

  The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings. Earnings is defined as pretax income from continuing operations adjusted by adding fixed charges and excluding interest capitalized during the period. Fixed charges means the total of interest expenses and amortization of financing costs, the estimated interest component of rental expense on operating leases and preferred stock dividends.


  The foregoing ratios are historical and have not been adjusted for events occurring subsequent to January 31, 1998. For the earnings to fixed charges ratios which have been adjusted for the issuance of $115.0 million principal amount of the Notes, the application of the net proceeds therefrom to repay $19.5 million of bank indebtedness and the effect of certain acquisitions made by the Company, see "Unaudited Pro Forma Consolidated Statement of Income Data."

                     SELECTED CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)

  The selected consolidated financial data set forth below as of and for the fiscal years ended July 31, 1993, 1994, 1995, 1996 and 1997 have been derived from the audited consolidated financial statements of the Company. The selected consolidated financial data as of January 31, 1998 and for the six months ended January 31, 1997 and 1998 have been derived from the unaudited consolidated financial statements of the Company, which include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the results of operations for the periods presented. The results of operations for the six months ended January 31, 1998 are not necessarily indicative of results that may be expected for the Company's fiscal year ending July 31, 1998. The consolidated balance sheet data as of January 31, 1998, as adjusted, gives effect to the sale by the Company of $115.0 million principal amount of the Notes and the application of the net proceeds therefrom to repay $19.5 million of bank indebtedness incurred in conjunction with the S3G Acquisition. The following information should be read in conjunction with the Financial Statements and notes thereto included elsewhere in this Prospectus.

                                                                            SIX MONTHS
                                FISCAL YEAR ENDED JULY 31,              ENDED JANUARY 31,
                         --------------------------------------------  ---------------------
                          1993     1994     1995     1996      1997      1997      1998(1)
                         -------  -------  -------  -------  --------  --------  -----------
CONSOLIDATED STATEMENT
 OF INCOME DATA:
Revenues................ $23,163  $34,165  $49,558  $58,145  $115,022  $ 43,911   $ 89,877
Cost of professional
 services...............  19,397   28,047   40,082   45,918    85,979    33,606     65,300
                         -------  -------  -------  -------  --------  --------   --------
Gross margin............   3,766    6,118    9,476   12,227    29,043    10,305     24,577
Selling, general and
 administrative
 expenses(2)............   3,648    5,581    5,769    6,719    18,654     6,518     15,947
                         -------  -------  -------  -------  --------  --------   --------
Operating income(2).....     118      537    3,707    5,508    10,389     3,787      8,630
Interest income
 (expense), net.........    (113)    (401)    (764)    (162)      869       326        189
                         -------  -------  -------  -------  --------  --------   --------
Income before provision
 for income taxes.......       5      136    2,943    5,346    11,258     4,113      8,819
Provision for income
 taxes..................       4       56    1,205    2,096     4,542     1,604      3,880
                         -------  -------  -------  -------  --------  --------   --------
Net income(2)........... $     1  $    80  $ 1,738  $ 3,250  $  6,716  $  2,509   $  4,939
                         =======  =======  =======  =======  ========  ========   ========
Net income per share--
 basic(3)...............                            $  0.57  $   0.74  $   0.33   $   0.45
                                                    =======  ========  ========   ========
Net income per share--
 diluted(3).............                            $  0.54  $   0.71  $   0.32   $   0.43
                                                    =======  ========  ========   ========
OTHER CONSOLIDATED FI-
 NANCIAL DATA:
EBITDA(4)............... $   132  $   609  $ 3,790  $ 5,716  $ 12,036  $  4,234   $ 10,314
Cash flow provided by
 (used in) operating
 activities............. $  (454) $  (804) $ 2,130  $ 1,787  $  2,857  $  1,070   $  1,615
Ratio of earnings to
 fixed charges..........     1.0x     1.3x     4.5x     9.0x     38.4x     32.2x      30.3x
                                                                        AS OF JANUARY 31,
                                      AS OF JULY 31,                           1998
                         --------------------------------------------  ---------------------
                                                                                     AS
                          1993     1994     1995     1996      1997     ACTUAL   ADJUSTED(5)
                         -------  -------  -------  -------  --------  --------  -----------
CONSOLIDATED BALANCE
 SHEET DATA:
Cash and cash
 equivalents............ $    27  $    25  $   248  $21,855  $ 17,812  $ 15,295   $106,845
Working capital.........     817      267    1,833   26,901    30,180    35,596    127,146
Total assets............   3,487    5,638    7,623   44,029   110,287   145,422    236,972
Total debt..............   2,485    8,555    5,146      --        --     25,500    121,000
Series A Convertible
 Preferred Stock(6).....     --       --     1,485      --        --        --         --
Shareholders' equity
 (deficit)(6)(7)........     217   (4,524)  (2,878)  40,036    99,659   110,058    110,058

--------
(1) The Computec Acquisition and the SelecTech Acquisition were completed on April 30, 1997 and July 10, 1997, respectively. Consequently, the Consolidated Statement of Income Data for the six months ended January 31, 1998 (which includes the acquired operations for the entire period) are not directly comparable to the Consolidated Statement of Income Data for the six months ended January 31, 1997. See "Unaudited Pro Forma Consolidated Statement of Income Data."
(2) Selling, general and administrative expenses for fiscal 1993 and 1994 include management fees of $820,000 and $586,000, respectively, which were paid to a management company controlled by one of the founders of the Company. This management fee was terminated in February 1994 upon the redemption of such founder's ownership interest in the Company. Selling, general and administrative expenses for fiscal 1993, 1994 and 1995 also include compensation paid to Ms. Weaver of $975,000, $1.7 million and $921,000, respectively. Effective March 1995, Ms. Weaver's annual compensation was significantly reduced.
(3) In the second quarter of 1998, the Company adopted SFAS No. 128, "Earnings Per Share." In accordance with SFAS No. 128, net income per share for fiscal 1996 and 1997 and interim periods have been restated. Basic net income per share is computed using the weighted average number of common shares outstanding during the reporting period. Diluted net income per share is computed using the weighted average number of common shares outstanding and the dilutive effect of stock options. The weighted average number of shares outstanding used in the basic calculation was 5,675,000 and 9,090,000 for the fiscal years ended July 31, 1996 and 1997, and 7,597,000 and 11,068,000 for the six months ended January 31, 1997 and 1998, respectively. For diluted net income per share, the weighted average number of shares outstanding has been increased by 364,000 and 370,000 shares for the fiscal years ended July 31, 1996 and 1997, and 339,000 and 416,000 shares for the six months ended January 31, 1997 and 1998, respectively, for the dilutive effect of stock options.
(4) EBITDA represents the sum of operating income and depreciation and amortization. EBITDA is not intended to represent cash flows from operations as defined by GAAP and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flow as a measure of liquidity. EBITDA is included herein as it is a basis upon which the Company assesses its financial performance and its ability to service indebtedness.
(5) The As Adjusted, Consolidated Balance Sheet Data as of January 31, 1998, gives effect to the sale by the Company of an aggregate of $115.0 million principal amount of the Notes and the application of the net proceeds therefrom to repay $19.5 million of bank indebtedness incurred in conjunction with the S3G Acquisition. See "Unaudited Pro Forma Consolidated Statement of Income Data."
(6) The outstanding shares of Series A Convertible Preferred Stock were subject to mandatory redemption by the Company at any time after March 2005 upon the request of the holders of a majority of such shares then outstanding. Consequently, such shares were not included in actual shareholders' equity (deficit) at July 31, 1995. Such shares automatically converted into 592,000 shares of Common Stock immediately prior to the consummation of the initial public offering of the Company's common stock in March 1996.
(7) The Company recorded a charge to retained earnings of $4.8 million in February 1994 in connection with the redemption of all shares of Common Stock not owned by Ms. Weaver.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME DATA

  The Unaudited Pro Forma Consolidated Statement of Income Data for the year ended July 31, 1997 gives effect to the S3G Acquisition, the SelecTech Acquisition, the Computec Acquisition, the Leardata Acquisition and the PSCI Acquisition as if such transactions had occurred on August 1, 1996 through the respective date of each acquisition. The Unaudited Pro Forma Consolidated Statement of Income Data for the six months ended January 31, 1998 gives pro forma effect to the S3G Acquisition as if such transaction had occurred on August 1, 1996. The Unaudited Pro Forma Consolidated Statement of Income Data for the six months ended January 31, 1997 gives pro forma effect to the S3G Acquisition, the SelecTech Acquisition, the Computec Acquisition, the Leardata Acquisition and the PSCI Acquisition as if such transactions had occurred on August 1, 1996. The adjustments, including giving effect to the sale by the Company of $115.0 million principal amount of the Notes and the application of the net proceeds therefrom to repay $19.5 million of bank indebtedness incurred in conjunction with the S3G Acquisition, are described in the accompanying notes.

  The Unaudited Pro Forma Consolidated Statement of Income Data does not purport to represent what the Company's results of operations actually would have been if those transactions had been consummated on the dates indicated, or what such results will be for any future date or for any future period. In addition, the Unaudited Pro Forma Consolidated Statement of Income Data has been prepared by Company management and is presented for informational purposes only. The pro forma adjustments are based on management's preliminary assumptions regarding purchase accounting adjustments for the S3G Acquisition based on currently available information. The final allocation of the purchase price for the S3G Acquisition will be adjusted to the extent that actual amounts differ from management's estimates. The Unaudited Pro Forma Consolidated Statement of Income Data should be read in conjunction with the Financial Statements included elsewhere in this Prospectus.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME DATA
               (IN THOUSANDS, EXCEPT PER SHARE AND RATIO AMOUNTS)

SIX MONTHS ENDED JANUARY 31, 1998

                                         DPRC    S3G(a) ADJUSTMENTS CONSOLIDATED
                                        -------  ------ ----------- ------------
Revenues..............................  $89,877  $6,999   $   --      $96,876
Cost of professional services.........   65,300   2,825       --       68,125
                                        -------  ------   -------     -------
Gross margin..........................   24,577   4,174       --       28,751
Selling, general and administrative
 expenses.............................   15,947   1,595       636 b    18,178
                                        -------  ------   -------     -------
Operating income......................    8,630   2,579      (636)     10,573
Interest income (expense), net........      189     --       (689)c      (988)
                                                             (488)d
                                        -------  ------   -------     -------
Income before provision for income
 taxes................................    8,819   2,579    (1,813)      9,585
Provision for income taxes............    3,880     --        353 e     4,233
                                        -------  ------   -------     -------
Net income............................  $ 4,939  $2,579   $(2,166)    $ 5,352
                                        =======  ======   =======     =======
Net income per share--basic(f)........    $0.45                         $0.48
                                        =======                       =======
Net income per share--diluted(f)......    $0.43                         $0.46
                                        =======                       =======
Weighted average common shares--basic.   11,068                        11,267
Weighted average common shares--
 diluted..............................   11,484                        11,685
OTHER FINANCIAL DATA:
EBITDA(g).............................  $10,314                       $12,891
Ratio of earnings to fixed charges....     31.3x                          7.9x

                                  RESULTS OF OPERATIONS FROM AUGUST 1, 1996
                                       THROUGH THE DATE OF ACQUISITION
                                  -------------------------------------------
SIX MONTHS ENDED JANUARY 31, 1997
                          DPRC    S3G(a)  SELECTECH COMPUTEC  PSCI   LEARDATA ADJUSTMENTS   CONSOLIDATED
                         -------  ------  --------- -------- ------  -------- -----------   ------------
Revenues................ $43,911  $3,046   $2,450   $10,059  $3,963   $7,806    $   --        $71,235
Cost of professional
 services...............  33,606   1,332    1,297     6,263   3,110    5,386        --         50,994
                         -------  ------   ------   -------  ------   ------    -------       -------
Gross margin............  10,305   1,714    1,153     3,796     853    2,420        --         20,241
Selling, general and
 administrative
 expenses...............   6,518     856      563     2,123     554    1,398      1,490 b,h    13,502
                         -------  ------   ------   -------  ------   ------    -------       -------
Operating income........   3,787     858      590     1,673     299    1,022     (1,490)        6,739
Interest income (ex-
 pense), net............     326      (6)     --        --      (14)      68     (1,785)c      (1,881)
                                                                                   (470)d
                         -------  ------   ------   -------  ------   ------    -------       -------
Income before provision
 for income taxes.......   4,113     852      590     1,673     285    1,090     (3,745)        4,858
Provision for income
 taxes..................   1,604     --       --        --      --       --         583 e       2,187
                         -------  ------   ------   -------  ------   ------    -------       -------
Net income.............. $ 2,509  $  852   $  590   $ 1,673  $  285   $1,090    $(4,328)      $ 2,671
                         =======  ======   ======   =======  ======   ======    =======       =======
Net income per share--
 basic(f)...............   $0.33                                                                $0.30
                         =======                                                              =======
Net income per share--
 diluted(f).............   $0.32                                                                $0.29
                         =======                                                              =======
Weighted average common
 shares--basic..........   7,597                                                                8,805
Weighted average common
 shares--diluted........   7,936                                                                9,143
OTHER FINANCIAL DATA:
EBITDA(g)............... $ 4,234                                                              $ 8,897
Ratio of earnings to
 fixed charges..........    35.3x                                                                 3.0x


See Accompanying Notes to Unaudited Pro Forma Consolidated Statements of Income
                                     Data.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME DATA
               (IN THOUSANDS, EXCEPT PER SHARE AND RATIO AMOUNTS)

                                   RESULTS OF OPERATIONS FROM AUGUST 1, 1996
                                        THROUGH THE DATE OF ACQUISITION
                                   -------------------------------------------
                           DPRC    S3G(A)  SELECTECH COMPUTEC  PSCI   LEARDATA ADJUSTMENTS   CONSOLIDATED
                         --------  ------  --------- -------- ------  -------- -----------   ------------
FISCAL YEAR ENDED JULY
 31, 1997
Revenues................ $115,022  $9,200   $4,533   $14,943  $3,963   $7,806    $   --        $155,467
Cost of professional
 services...............   85,979   3,901    2,331     9,327   3,110    5,386        --         110,034
                         --------  ------   ------   -------  ------   ------    -------       --------
Gross margin............   29,043   5,299    2,202     5,616     853    2,420        --          45,433
Selling, general and
 administrative
 expenses...............   18,654   2,213    1,376     2,886     554    1,398      2,468 b,h     29,549
                         --------  ------   ------   -------  ------   ------    -------       --------
Operating income........   10,389   3,086      826     2,730     299    1,022     (2,468)        15,884
Interest income               869     (18)     --        --      (14)      68     (2,840)c       (2,887)
 (expense), net.........                                                            (952)d
                         --------  ------   ------   -------  ------   ------    -------       --------
Income before provision
 for income taxes.......   11,258   3,068      826     2,730     285    1,090     (6,260)        12,997
Provision for income
 taxes..................    4,542     --       --        --      --       --       1,443 e        5,985
                         --------  ------   ------   -------  ------   ------    -------       --------
Net income.............. $  6,716  $3,068   $  826   $ 2,730  $  285   $1,090    $(7,703)      $  7,012
                         ========  ======   ======   =======  ======   ======    =======       ========
Net income per share--   $   0.74                                                              $   0.70
 basic(f)............... ========                                                              ========
Net income per share--   $   0.71                                                              $   0.68
 diluted(f)............. ========                                                              ========
Weighted average common
 shares--basic..........    9,090                                                                 9,978
Weighted average common
 shares--diluted........    9,460                                                                10,334
OTHER FINANCIAL DATA:
EBITDA(g)............... $ 12,036                                                              $ 20,350
Ratio of earnings to
 fixed charges..........     41.9x                                                                  4.1x



See Accompanying Notes to Unaudited Pro Forma Consolidated Statements of Income
                                     Data.

      NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME DATA

                  FOR THE FISCAL YEAR ENDED JULY 31, 1997 AND
              FOR THE SIX MONTHS ENDED JANUARY 31, 1997 AND 1998

(a) The unaudited pro forma consolidated statement of income data for the fiscal year ended July 31, 1997 includes the results of operations of S3G for the 12-month period September 30, 1997. The unaudited pro forma consolidated statements of income data for the six months ended January 31, 1997 and 1998 include the results of operations of S3G for the six month periods ended December 31, 1996 and 1997, respectively.

(b) The adjustment represents the additional amortization related to goodwill and non-compete covenants acquired with the purchase of the Acquisitions assuming such acquisitions had occurred as of August 1, 1996 as follows (in thousands):

      Fiscal year ended July 31, 1997................................... $2,819
      Six months ended January 31, 1998.................................    636
      Six months ended January 31, 1997.................................  1,711

(c) The adjustment represents the reduction of interest income and additional interest expense associated with the purchase of the Acquisitions assuming such acquisitions had occurred as of August 1, 1996 (in thousands):

      Fiscal year ended July 31, 1997................................... $2,840
      Six months ended January 31, 1998.................................    689
      Six months ended January 31, 1997.................................  1,785

(d) The adjustment represents the net effect on interest expense associated with the Notes and amortization of deferred financing costs, net of interest income assuming a rate of return of 5.0% on available cash (in thousands):

      Fiscal year ended July 31, 1997..................................... $952
      Six months ended January 31, 1998...................................  488
      Six months ended January 31, 1997...................................  470

(e) The adjustment represents the additional income tax effects associated with the Acquisitions and the corresponding unaudited pro forma adjustments.

(f) The pro forma basic and diluted weighted average number of shares outstanding assuming the Acquisitions had occurred as of August 1, 1996 were 9,978,000 and 10,334,000 for the year ended July 31, 1997, 8,805,000 and 9,143,000 for the six months ended January 31, 1997 and 11,267,000, and 11,685,000 for the six months ended January 31, 1998, respectively.

(g) Unaudited pro forma EBITDA represents the sum of income from operations and depreciation and amortization and excludes non-recurring charges, consisting primarily of excess compensation paid to the former owners of the Acquisitions prior to their acquisition by DPRC. EBITDA is not intended to represent cash flows from operations as defined by GAAP and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. Unaudited pro forma EBITDA is included herein as it is a basis upon which the Company assesses its pro forma financial performance and its ability to service pro forma indebtedness.

(h) The adjustment represents the reduction of excess payroll costs above amounts stipulated in employment agreements and other (in thousands):

      Fiscal year ended July 31, 1997..................................... $351
      Six months ended January 31, 1998...................................  --
      Six months ended January 31, 1997...................................  221

                            SELLING SECURITYHOLDERS

  The Notes were originally issued by the Company in a private placement to NationsBanc Montgomery Securities LLC, Donaldson, Lufkin & Jenrette Securities Corporation, Robert W. Baird & Co. Incorporated and Lehman Brothers (the "Initial Purchasers") on March 24, 1998 at a purchase price of 100% per Note. The Notes were thereafter sold by the Initial Purchasers in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act).

  The Selling Securityholders may from time to time offer and sell pursuant to this Prospectus any or all of the Notes and the Conversion Shares. All of the Notes and the Conversion Shares offered hereby are offered by the Selling Securityholders. Any sales of the Notes or the Conversion Shares will be for the account of such persons or entities and none of the proceeds of such offering will be received by the Company. The term "Selling Securityholder" includes the holders listed below, the beneficial owners of the Notes and their transferees, pledgees, donees or other successors.

  The following table sets forth information with respect to the Selling Securityholders and the respective principal amount of Notes beneficially owned by each Selling Securityholder that may be offered and sold pursuant to this Prospectus. Such information has been obtained from the Selling Securityholders and has not been independently verified by the Company.

                                       PERCENTAGE    NUMBER OF      PERCENTAGE   PERCENTAGE OF
                           PRINCIPAL    OF TOTAL     CONVERSION     OF COMMON    TOTAL VOTING
                           AMOUNT OF   OUTSTANDING  SHARES THAT       STOCK       POWER AFTER
          NAME            NOTES OWNED     NOTES    MAY BE SOLD(1) OUTSTANDING(2) CONVERSION(3)
          ----            ------------ ----------- -------------- -------------- -------------
SMALLCAP World Fund,
 Inc....................  $  7,600,000    6.61%        214,084         1.88%         1.88%
General Motors Employees
 Domestic Group Pension
 Trust..................     6,312,000    5.49         177,802         1.56          1.56
Paloma Securities,
 L.L.C..................     5,500,000    4.78         154,929         1.36          1.36
Donaldson, Lufkin &
 Jenrette Securities
 Corporation(4).........     5,290,000    4.60         149,014         1.31          1.31
Deutsche Bank A.G.......     5,000,000    4.35         140,845         1.24          1.24
State of Oregon--Equity.     4,975,000    4.33         140,140         1.23          1.23
Societe Generale
 Securities Corp. ......     3,750,000    3.26         105,633            *             *
Silverton International
 Fund Limited ..........     2,500,000    2.17          70,422            *             *
Aim Balanced Fund.......     2,000,000    1.74          56,338            *             *
Motors Insurance
 Corporation............     1,456,000    1.23          41,014            *             *
Delaware PERS...........       890,000       *          25,070            *             *
Starvest Fund--
 Discretionary..........       400,000       *          11,267            *             *
Zeneca Holdings Trust...       385,000       *          10,845            *             *
ICI American Holdings
 Trust..................       385,000       *          10,845            *             *
General Motors
 Foundation, Inc........       232,000       *           6,535            *             *
Nalco Chemical Company..       200,000       *           5,633            *             *
Aloha Airlines, Inc.
 Non-Pilots Pension
 Trust..................       165,000       *           4,647            *             *
Kapiolani Medical
 Center.................       125,000       *           3,521            *             *
Aloha Airlines Pilots
 Retirement Trust.......        85,000       *           2,394            *             *
Hawaiian Airlines Pilots
 Retirement Plan........        60,000       *           1,690            *             *
Hawaiian Airlines
 Employees Pension
 Plan--IAM..............        40,000       *           1,126            *             *
Hawaiian Airlines
 Pension Plan for
 Salaried Employees.....        10,000       *             281            *             *
Other holders of
 Notes(5)(6)............    67,640,000               1,905,354
                          ------------               ---------
  TOTAL.................  $115,000,000               3,239,429

--------
*     Less than 1%.

(1) Assumes conversion of the full amount of Notes held by such holder at the initial conversion price of $35.50 per share; such conversion price is subject to adjustment as described under "Description of Notes-- Conversion." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act and based upon 11,367,666 shares of Common Stock outstanding as of April 30, 1998, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Notes but not the conversion of the Notes of any other holder. Includes Common Stock, if any, beneficially owned by the holder other than the Conversion Shares.

(3) Represents the percentage of the voting power each holder will have after the conversion such holder's Notes based upon 11,367,666 shares of Common Stock outstanding as of April 30, 1998, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Notes but not the conversion of the Notes of any other holder. Includes Common Stock, if any, beneficially owned by the holder other than the Conversion Shares.

(4) Donaldson, Lufkin & Jenrette Securities Corporation has engaged in transactions with and performed various investment banking and other services for the Company in the past, and may do so from time to time in the future. Donaldson, Lufkin & Jenrette Securities Corporation was one of the Initial Purchasers in the original issuance of the Notes for which it received a discount on the purchase price. The Company has been advised that: (i) The Equitable Companies Incorporated ("Equitable"), as part of a group, is the beneficial owner of approximately 7.2% of the Company's Common Stock, which shares of Common Stock are held by Alliance Capital Management L.P., a subsidiary of Equitable; and (ii) Equitable has a controlling interest in Donaldson, Lufkin & Jenrette Securities Corporation, a Selling Securityholder.

(5) Information concerning other Selling Securityholders will be set forth in amendments to the Registration Statement of which this Prospectus is a part or in supplements to this Prospectus, from time to time to the extent required.

(6) Assumes that any other holders of Notes, or any future transferees, pledgees, donees or successors of or from any such other holders of Notes, do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion rate.

  None of the Selling Securityholders, other than as set forth in note (4) above, has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Notes or the Conversion Shares, no estimate can be given as to the amount of the Notes or the Conversion Shares that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes, in transactions exempt from the registration requirements of the Securities Act, since the date on which they provided the information contained in the table above regarding their Notes. Information regarding changes with respect to the Selling Securityholders, including to add additional Selling Securityholders, as applicable, will be set forth in supplements to this Prospectus if and when necessary. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

  The Company will not receive any of the proceeds from the sale of the Notes or the Conversion Shares offered hereby. The Notes and the Conversion Shares may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Notes or the Conversion Shares through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Notes or the Conversion Shares for whom they may act as agent. The Selling Securityholders and any such brokers, dealers or agents who participate in the distribution of the Notes or the Conversion Shares may be deemed to be "underwriters," and any profits on the sale of the Notes or the Conversion Shares by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Securityholders may be deemed to be underwriters, the Selling Securityholders may be subject to certain statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule l0b-5 under the Exchange Act.

  The Notes and the Conversion Shares offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Notes or the Conversion Shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Notes or the Conversion Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of such exchange; (e) face-to-face transactions between sellers and purchasers without a broker-dealer; (f) through the writing of options; and (g) other. At any time a particular offer of the Notes or the Conversion Shares is made, a revised Prospectus or Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Notes or Conversion Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such Prospectus Supplement and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Notes or the Conversion Shares. In addition, the Notes or the Conversion Shares covered by this Prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this Prospectus.

  To the best knowledge of the Company, there are currently no plans, arrangements or understandings between any Selling Securityholders and any broker, dealer, agent or underwriter regarding the sale of the Notes or the Conversion Shares by the Selling Securityholders. There is no assurance that any Selling Securityholder will sell any or all of the Notes or the Conversion Shares offered by it hereunder or that any such Selling Securityholder will not transfer, devise or gift such Notes or Conversion Shares by other means not described herein.

  The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Notes or the Conversion Shares by the Selling Securityholders and any other such person. Furthermore, under Regulation M under the Exchange Act, any person engaged in the distribution of the Notes or the Conversion Shares may not simultaneously engage in market-making activities with respect to the particular Notes or the Conversion Shares being distributed for certain periods prior to the commencement of and during such distribution. All of the foregoing may affect the marketability of the Notes or the Conversion Shares and the ability of any person or entity to engage in market-making activities with respect to the Notes or the Conversion Shares.

  Pursuant to the Registration Rights Agreement entered into in connection with the offer and sale of the Notes by the Company, each of the Company and the Selling Securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

  The Company has agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                             DESCRIPTION OF NOTES

  Set forth below is a summary of certain provisions of the Notes. The Notes were issued pursuant to an indenture (the "Indenture") dated as of March 24, 1998 by and between the Company and State Street Bank and Trust Company of California, N.A., as trustee (the "Trustee"). The following summary of the Notes, the Indenture and the Registration Rights Agreement (as defined herein) does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms. Copies of the Indenture and the Registration Rights Agreement may be obtained from the Company upon request. Capitalized terms used herein without definition have the meanings ascribed to them in the Indenture or the Registration Rights Agreement, as appropriate. As used in this section, the "Company" refers to DPRC, exclusive of its Subsidiaries. Wherever particular provisions or defined terms of the Indenture (or the form of Note which is part thereof) or the Registration Rights Agreement are referred to in this summary, such provisions or defined terms are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference. Certain definitions of terms used in the following summary are set forth under "--Certain Definitions."

GENERAL

  The Notes are general, unsecured obligations of the Company, limited in aggregate principal amount to $115.0 million. The Notes are subordinated in right of payment to all existing and future Senior Indebtedness, as described under "--Subordination" below. The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

  The Notes mature on April 1, 2005. The Notes bear interest at the rate of 5 1/4% per annum from their date of issuance, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually in cash in arrears on April 1 and October 1 of each year, commencing October 1, 1998 to the persons in whose names such Notes are registered at the close of business on March 15 and September 15 immediately preceding such Interest Payment Date. Principal of, premium, if any, interest on, and Liquidated Damages with respect to, the Notes will be payable, the Notes will be convertible and the Notes may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose, which office or agency shall be maintained in Los Angeles, California. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

  At the option of the Company, payment of interest and Liquidated Damages may be made by check mailed to the Holders of the Notes at the addresses set forth upon the registry books of the Company. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by the Company, the Company's office or agency will be the corporate trust office of the Trustee presently located in Los Angeles, California.

  The Indenture does not contain any financial covenants or any restrictions on the payment of dividends, the issuance or repurchase of securities of the Company or the incurrence of Indebtedness or Senior Indebtedness. The Indenture contains no covenants or other provisions to afford protection to Holders of Notes in the event of a highly leveraged transaction or a change of control of the Company, except to the limited extent described under "-- Repurchase of Notes at the Option of the Holder Upon a Change of Control."

CONVERSION RIGHTS

  Each Holder of Notes will have the right at any time prior to the close of business on the Stated Maturity of the Notes, unless previously redeemed or repurchased, at the Holder's option, to convert any portion of the principal amount thereof that is $1,000 or an integral multiple thereof into shares of Common Stock at the Conversion Price of $35.50 per share (subject to adjustment as described below). The right to convert a Note called for redemption or delivered for repurchase and not withdrawn will terminate at the close of business on the Business Day immediately prior to the Redemption Date or Repurchase Date for such Note, unless the Company subsequently fails to pay the applicable Redemption Price or Repurchase Price, as the case may be.

  In the case of any Note that has been converted into Common Stock after any Record Date, but on or before the next Interest Payment Date, interest, the stated due date of which is on such Interest Payment Date, shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the Holder of such Note who is a Holder on such Record Date. Any Note converted after any Record Date but before the next Interest Payment Date (other than Notes called for redemption) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Notes being surrendered for conversion; provided that no such payment shall be required with respect to interest payable on April 1, 2001. No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by the Company based on the market price of Common Stock (determined in accordance with the Indenture) at the close of business on the day of conversion. As a result of the foregoing provisions, Holders that surrender Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period, except for Notes that are called for redemption on a Redemption Date between a Record Date and the corresponding Interest Payment Date as provided above.

  The Conversion Price will be subject to adjustment in certain events, including (a) any payment of a dividend (or other distribution) payable in Common Stock on any class of Capital Stock of the Company, (b) any issuance to all or substantially all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price of Common Stock (determined in accordance with the Indenture); provided, however, that if such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Price will not be adjusted until such triggering events occur,
(c) certain subdivisions, combinations or reclassifications of the outstanding Common Stock, (d) any distribution to all or substantially all holders of Common Stock of evidences of indebtedness, shares of Capital Stock (other than Common Stock), cash or other assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above and distributions in connection with the liquidation, dissolution or winding up of the Company and excluding dividends and distributions paid exclusively in cash and in mergers and consolidations to which the third succeeding paragraph applies), (e) any distribution consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the third succeeding paragraph applies) to all or substantially all holders of Common Stock in an aggregate amount that, combined together with (i) all other such all-cash distributions made within the then preceding 12 months in respect of which no adjustments have been made and (ii) any cash and the fair market value of other consideration paid or payable in respect of any tender offer by the Company or any of its Subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 15.0% of the Company's market capitalization (defined as being the product of the then current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date of such distribution, and (f) the completion of a tender offer made by the Company or any of its Subsidiaries for Common Stock to the extent that the aggregate consideration, together with
(i) any cash and other consideration payable in a tender offer by the Company or any of its Subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions referred to in (e) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 15.0% of the Company's market capitalization on the expiration of such tender offer. In the event of a distribution to all or substantially all of the holders of Common Stock of rights, warrants or options to subscribe for or purchase any securities (other than those referred to in (b) above), the Company may, instead of making an adjustment in the Conversion Price, provide that each Holder of a Note, who converts the Note after the record date for such distribution and prior to the expiration of such rights, shall be entitled to receive upon such conversion of the Note, in addition to shares of Common Stock, an appropriate number of such rights, warrants or options. No adjustment of the Conversion Price will be required to be made until the cumulative adjustments amount to one percent or more of the Conversion Price as last adjusted.

  In the event of a taxable distribution to holders of Common Stock (or other transaction) which results in any adjustment of the Conversion Price, the Holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. See "Certain Federal Income Tax Considerations."

  The Company, from time to time and to the extent permitted by law, may reduce the Conversion Price by any amount for any period of at least 20 Business Days, in which case the Company shall give at least 15 days notice of such reduction, if the Board of Directors has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the Conversion Price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for United States federal income tax purposes. See "Certain Federal Income Tax Considerations."

  In case of any reclassification or change of outstanding shares of Common Stock issuable upon conversion of the Notes (other than certain changes in par value) or consolidation or merger of the Company with or into another Person or any consolidation or merger of another Person with or into the Company (with certain exceptions), or in case of any sale, transfer or conveyance of all or substantially all of the assets of the Company, each Note then outstanding will, without the consent of any Holder of Notes, become convertible only into the kind and amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, sale, transfer or conveyance by a holder of the number of shares of Common Stock into which such Note was convertible immediately prior thereto after giving effect to any adjustment event; provided, that if the kind or amount of securities, cash and other property is not the same for each share of Common Stock held immediately prior to such reclassification, change, consolidation, merger, sale, transfer or conveyance, any Holder who fails to exercise any right of election shall receive per share the kind and amount of securities, cash or other property received per share by a plurality of non-electing shares.

  The Company will use all reasonable efforts to cause all registrations to be made with, and to obtain any approvals by, any governmental authority under any Federal or state law of the United States that may be required on the part of the Company in connection with the conversion of the Notes into Common Stock. If at any time during the two-year period following the date of the original issuance of the Notes a registration statement under the Securities Act covering the shares of Common Stock issuable upon conversion of the Notes is not effective or is otherwise unavailable for effecting resales of such shares, shares of Common Stock issued upon conversion of the Notes ("Restricted Shares") may not be sold or otherwise transferred except in accordance with or pursuant to an exemption from, or otherwise in a transaction not subject to, the registration requirements of the Securities Act, and, if a registration statement under the Securities Act is not effective or is otherwise unavailable for effecting resales of such shares at the time of a conversion, the Restricted Shares will bear a legend to that effect. The Transfer Agent for the Common Stock will not be required to accept for registration of transfer any Restricted Shares, except upon presentation of satisfactory evidence that these restrictions on transfer have been complied with, all in accordance with such reasonable regulations as the Company may from time to time agree with the Transfer Agent. Under certain circumstances, the holders of the Restricted Shares will be entitled to Liquidated Damages during such period. See "--Registration Rights; Liquidated Damages."

SUBORDINATION

  The Notes are general, unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness. The Notes are structurally subordinated in right of payment to all Indebtedness and other liabilities (including trade payables) of the Company's Subsidiaries. In addition, the Company has available borrowing capacity of $60.0 million (subject to customary borrowing conditions) under the Credit Facility. Indebtedness under the Credit Facility constitutes Senior Indebtedness. The Indenture does not restrict the incurrence of Senior Indebtedness or other Indebtedness by the Company or its Subsidiaries or the ability of the Company to transfer assets or business operations to its Subsidiaries, subject to the provisions described under "--Repurchase of Notes at the Option of the Holder Upon a Change of Control" and "--Limitation on Merger, Sale or Consolidation."

  The Indenture provides that no payment may be made by the Company, directly or through any Subsidiary, on account of the principal of, premium, if any, interest on or Liquidated Damages with respect to, the Notes, or to acquire any of the Notes (including repurchases of Notes at the option of the Holder) for cash or property (other than Junior Securities), or on account of the redemption provisions of the Notes, (i) upon the maturity of any Senior Indebtedness, by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and interest on and other amounts payable in respect of Senior Indebtedness are first paid in full (or such payment is duly provided for), or (ii) in the event of default in the payment of any principal of, premium, if any, or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (collectively, a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist. The payment of cash, property or securities (other than Junior Securities) upon conversion of a Note will constitute payment on a Note and therefore will be subject to the subordination provisions in the Indenture.

  Upon (i) the happening of an event of default (other than a Payment Default) that permits, or would permit with (a) the passage of time, (b) the giving of notice, (c) the making of any payment of the Notes then required to be made or
(d) any combination thereof (collectively, a "Non-Payment Default"), the holders of Senior Indebtedness under the Credit Facility or the holders of other Senior Indebtedness having a principal amount then outstanding in excess of $10.0 million (or with respect to which other Senior Indebtedness the holders are obligated to lend in excess of $10.0 million principal amount) or their respective representatives immediately to accelerate the maturity of such Senior Indebtedness and (ii) written notice of such Non-Payment Default being given to the Company and the Trustee by the holders of Senior Indebtedness under the Credit Facility or by the holders of such other Senior Indebtedness or their respective representatives (a "Payment Notice"), then, unless and until such Non-Payment Default has been cured or waived or otherwise has ceased to exist, no payment (by setoff or otherwise) may be made by or on behalf of the Company, directly or through any Subsidiary, on account of the principal of, premium, if any, interest on or Liquidated Damages with respect to, the Notes, or to acquire or repurchase any of the Notes for cash or property, or on account of the redemption provisions of the Notes, in any such case other than payments made with Junior Securities. Notwithstanding the foregoing, unless (i) the Senior Indebtedness in respect of which such Non-Payment Default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period"), and (ii) such declaration has not been rescinded or waived, at the end of the Payment Blockage Period, the Company shall be required to pay to the Holders of the Notes all regularly scheduled payments on the Notes that were not paid during the Payment Blockage Period due to the foregoing prohibitions (and upon the making of such payments any acceleration of the Notes made during the Payment Blockage Period shall be of no further force or effect) and to resume all other payments as and when due on the Notes. Not more than one Payment Notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to Senior Indebtedness during such period. In no event, however, may the total number of days during which any Payment Blockage Period is or Payment Blockage Periods are in effect exceed 179 days in the aggregate during any consecutive 365-day period.

  Upon any distribution of assets of the Company upon any dissolution, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshaling of assets or liabilities (i) the holders of all Senior Indebtedness will first be entitled to receive payment in full (or have such payment duly provided for) before the Holders of the Notes are entitled to receive any payment on account of the principal of, premium, if any, interest on and Liquidated Damages with respect to, the Notes (other than Junior Securities) and (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than Junior Securities) to which the Holders of the Notes or the Trustee on behalf of the Holders would be entitled (by setoff or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of Senior Indebtedness or their representative to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness.

  In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company or any Subsidiary (other than Junior Securities) shall be received by the Holders of the Notes or the Trustee on behalf of the Holders or any Paying Agent at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of Senior Indebtedness, and shall be paid or delivered by such Holders or the Trustee or such Paying Agent, as the case may be, to the holders of the Senior Indebtedness remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each, for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Indebtedness in full after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness.

  No provision contained in the Indenture or the Notes affects the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on, and Liquidated Damages with respect to, the Notes. The subordination provisions of the Indenture and the Notes do not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any Holder of any Notes, subject to the preceding paragraphs, to pursue any other rights or remedies with respect to the Notes.

  The Company conducts certain of its operations through its Subsidiaries. Accordingly, the Company's ability to meet its cash obligations in the future may be dependent upon the ability of its Subsidiaries to make cash distributions to the Company. The ability of its Subsidiaries to make distributions to the Company is and will continue to be restricted by, among other limitations, applicable provisions of the laws of national and state governments and may be restricted by contractual provisions. The Indenture does not limit the ability of the Company's Subsidiaries to incur such contractual restrictions in the future. The right of the Company to participate in the assets of any Subsidiary (and thus the ability of Holders of the Notes to benefit indirectly from such assets) is generally subject to the prior claims of creditors, including trade creditors, of that Subsidiary except to the extent that the Company is recognized as a creditor of such Subsidiary, in which case the Company's claims would still be subject to any security interest of other creditors of such Subsidiary. The Notes, therefore, are structurally subordinated to obligations to creditors, including trade creditors, of Subsidiaries of the Company with respect to the assets of the Subsidiaries against which such creditors have a more direct claim.

  As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of the Company or any of its Subsidiaries or a marshaling of assets or liabilities of the Company and its Subsidiaries, Holders of Notes may receive ratably less than other creditors.

REDEMPTION AT THE COMPANY'S OPTION

  The Notes will not be subject to redemption prior to April 1, 2001 and will be redeemable on and after such date at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice to each Holder, at the following Redemption Prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing April 1 of the years indicated below, in each case (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest and Liquidated Damages, if any, to, but excluding, the Redemption Date:

      YEAR                                                            PERCENTAGE
      ----                                                            ----------
      2001...........................................................   103.00%
      2002...........................................................   102.25%
      2003...........................................................   101.50%
      2004...........................................................   100.75%
      2005...........................................................   100.00%

  In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

  Notice of any redemption will be sent, by first-class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption (the "Redemption Date"), to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. The notice of redemption must state the Redemption Date, the Redemption Price and the amount of accrued interest and Liquidated Damages, if any, to be paid. Any notice that relates to a Note to be redeemed in part only must state the portion of the principal amount to be redeemed and must state that on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be issued. On and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption, unless the Company defaults in its obligations with respect thereto. The Notes will not have the benefit of any sinking fund.

REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL

  The Indenture provides that in the event that a Change of Control has occurred, the Company is required to make an irrevocable and unconditional (except as described below) offer (the "Repurchase Offer") to purchase all Notes on the date ("Repurchase Date") that is no later than 45 Business Days (except as described below) after the occurrence of such Change of Control at a cash price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, to (but excluding) the Repurchase Date. A Holder of Notes may accept the Repurchase Offer with respect to all or a portion of its Notes (provided that the principal amount of such Notes must be $1,000 or an integral multiple thereof). The Repurchase Offer shall be made within 25 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement except to the extent that a longer period is required by applicable law (the "Repurchase Offer Period"). Upon expiration of the Repurchase Offer Period, the Company shall purchase all Notes tendered in response to the Repurchase Offer. If required by applicable law, the Repurchase Date and the Repurchase Offer Period may be extended as so required.

  On or before the Repurchase Date, the Company will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Repurchase Offer,
(ii) deposit with the Paying Agent cash sufficient to pay the Repurchase Price (together with accrued and unpaid interest and Liquidated Damages, if any) of all Notes so tendered and (iii) deliver to the Trustee the Notes so accepted, together with an officers' certificate listing the Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to the Holders of Notes so accepted payment in an amount equal to the Repurchase Price (together with accrued and unpaid interest and Liquidated Damages, if any), and the Trustee will promptly authenticate and mail or deliver to such Holders a new Note or Notes equal in principal amount to any unpurchased portion of the Notes surrendered. Any Notes not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Repurchase Offer on or as soon as practicable after the Repurchase Date.

  The phrase "all or substantially all" of the assets of the Company, as included in the definition of Change of Control, is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred.

  The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. The Change of Control purchase feature resulted from negotiations between the Company and the Initial Purchasers.

  The provisions of the Indenture relating to a Change of Control may not afford the Holders of the Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction that may adversely affect Holders, if such transaction does not constitute a Change of Control. Moreover, certain events with respect to the Company which may involve an actual change of control of the Company may not constitute a Change of Control for purposes of the Indenture.

  The Company may not have sufficient financial resources available to fulfill its obligation to repurchase the Notes upon a Change of Control or to repurchase other debt securities of the Company or its Subsidiaries providing similar rights to the holders thereof. Further, the right to require the Company to repurchase Notes as a result of the occurrence of a Change of Control could create an event of default under Senior Indebtedness as a result of which any repurchase could be blocked by the subordination provisions of the Notes. Failure of the Company to repurchase the Notes when required would result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by the subordination provisions. Any such default would, in turn, cause a default under the Credit Facility. As a result, any repurchase of the Notes could be blocked by the subordination provisions of the Notes. See "--Subordination."

  Except as described herein, no modification of the Indenture regarding the provisions on repurchase at the option of any Holder of a Note upon a Change of Control that adversely affects a Holder is permissible without the consent of the Holder of the Note so affected. In the event of a Change of Control, if Holders of in excess of two-thirds of the outstanding aggregate principal amount of the Notes so determine at any time following the occurrence of such Change of Control and before the close of business on the Business Day immediately preceding the Repurchase Date, such event shall not be treated as a Change of Control for purposes of the Indenture. In such event, (i) the Company shall not be required to make the Repurchase Offer, (ii) to the extent the Repurchase Offer has already been made, such Repurchase Offer shall be deemed revoked and (iii) to the extent any Notes have been tendered in response to any such revoked Repurchase Offer, such tender shall be rescinded and the Notes so tendered shall be promptly returned to the Holders thereof. For purposes of any such determination by the Holders of the outstanding Notes, Notes held by the Company or an Affiliate of the Company (including any Person that would become an Affiliate of the Company (or its successor) as a consequence of the event or series of events that otherwise would be treated as a Change of Control for purposes of the Indenture) shall be disregarded.

  To the extent applicable, the Company will comply with the provisions of Rule 13e-4 and 14e-1 or any other tender offer rules under the Exchange Act and any other securities laws, and will file a Schedule 13E-4 or any other schedule if required under such rules, in connection with any offer by the Company to repurchase Notes at the option of the Holders upon a Change of Control.

LIMITATION ON MERGER, SALE OR CONSOLIDATION

  The Indenture provides that the Company may not, directly or indirectly, consolidate with or merge with or into, or sell, lease, convey or transfer all or substantially all of its assets (on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons (other than to its wholly owned Subsidiaries), unless (i) either (a) in the case of a merger or consolidation, the Company is the surviving entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of the Company in connection with the Notes and the Indenture; and (ii) no Default or Event of Default shall exist immediately before or after giving effect to such transaction.

  Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and the Company will be released from its obligations under the Indenture and the Notes, except as to any obligations that arise from or as a result of such transaction.

REPORTS

  Whether or not the Company is subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act, the Company shall deliver to the Trustee, within 15 days after it is or would have been required to file such with the Commission, annual and quarterly consolidated financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Company's certified independent public accountants as such would be required in such reports to the Commission and, in each case, together with a management's discussion and analysis of financial condition and results of operations as such would be so required.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture defines an Event of Default as (i) the failure by the Company to pay any installment of interest on, or Liquidated Damages with respect to, the Notes as and when due and payable and the continuance of any such failure for 30 days, (ii) the failure by the Company to pay all or any part of the principal of, or premium, if any, on the Notes when and as the same become due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, pursuant to any Repurchase Offer, (iii) the failure of the Company to perform any conversion of Notes required under the Indenture and the continuance of any such failure for 30 days, (iv) the failure by the Company to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 60 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding, (v) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Significant Subsidiaries, (vi) failure of the Company or any Significant Subsidiary to make any payment at maturity, including any applicable grace period, in respect of Indebtedness (other than non-recourse obligations) in an amount in excess of $15.0 million and continuance of such failure for 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25.0% in aggregate principal amount of Notes outstanding, (vii) default by the Company or any Significant Subsidiary with respect to any Indebtedness (other than non-recourse obligations), which default results in the acceleration of Indebtedness in an amount in excess of $15.0 million without such Indebtedness having been discharged or such acceleration having been rescinded or annulled for 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25.0% in aggregate principal amount of Notes outstanding and (viii) final unsatisfied judgments not covered by insurance aggregating in excess of $15.0 million, at any one time rendered against the Company or any of its Significant Subsidiaries and not stayed, bonded or discharged within 60 days. The Indenture will provide that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such Default, give to the Holders notice of such Default, but the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the best interest of the Holders, except in the case of a Default in the payment of the principal of, premium, if any, or interest on or Liquidated Damages with respect to, any of the Notes when due or in the payment of any redemption or repurchase obligation.

  The Indenture provides that if an Event of Default occurs and is continuing (other than an Event of Default specified in clause (v) above with respect to the Company), then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25.0% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by Holders), may declare all principal, premium, if any, accrued interest and Liquidated Damages, if any, on or with respect to the Notes to be due and payable immediately. If an Event of Default specified in clause (v) above with respect to the Company occurs, all principal, premium, if any, accrued interest and Liquidated Damages, if any, will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of no less than a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on, and Liquidated Damages with respect to, the Notes that have become due solely by such acceleration, have been cured or waived.

  Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any default, except a default in the payment of principal of, interest on, or Liquidated Damages with respect to, any Note not yet cured, or a default with respect to any covenant or provision that cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

  The Indenture provides that no Holder may pursue any remedy under the Indenture, except for a default in the payment of principal, premium, if any, or interest or Liquidated Damages, if any, on the Notes, unless the Holder gives to the Trustee written notice of a continuing Event of Default, the Holders of at least 25.0% in principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy, such Holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense, the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity, and the Trustee shall not have received a contrary direction from the Holders of a majority in principal amount of the outstanding Notes.

AMENDMENTS AND SUPPLEMENTS

  The Indenture contains provisions permitting the Company and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, the Company and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify or waive the rights of the Holders; provided, that no such modification may, without the consent of each Holder affected thereby: (i) change the Stated Maturity of any Note or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the conversion of any Note or the enforcement of any such payment on or after the due date thereof (including, in the case of redemption, on or after the Redemption Date), or reduce the Repurchase Price, or alter the Repurchase Offer (other than as set forth herein) or redemption provisions in a manner adverse to the Holders, or (ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture or (iii) adversely affect the right of such Holder to convert Notes. A supplemental indenture entered into in compliance with the "Limitation on Merger, Sale or Consolidation" covenant would not require the consent of the Holders of the Notes.

NO PERSONAL LIABILITY OF SHAREHOLDERS, OFFICERS, DIRECTORS AND EMPLOYEES

  The Indenture provides that no shareholder, employee, officer, director or partner, as such, past, present or future, of the Company or any successor corporation shall have any personal liability in respect of the obligations of the Company under the Indenture or the Notes by reason of his, her or its status as such shareholder, employee, officer, director or partner.

TRANSFER AND EXCHANGE

  A Holder may transfer or exchange the Notes in accordance with the Indenture. The Company or Trustee may require a Holder, among other things, to furnish appropriate endorsements, legal opinions and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Notes selected for redemption. Also, the Company is not required to transfer or exchange any Notes for a period of 15 days before the mailing of a Repurchase Offer or notice of redemption.

  The registered holder of a Note may be treated as the owner of it for all purposes.

BOOK ENTRY, DELIVERY AND FORM

  Notes initially resold to "qualified institutional buyers," as defined in Rule 144A under the Securities Act ("QIBs"), are evidenced by one or more global Notes (the "Global Note"), which were deposited on March 24, 1998, the date of the closing of the sale of the Notes (the "Closing Date") with, or on behalf of, the Depositary and registered in the name of Cede & Co. ("Cede") as the Depositary's nominee. Except as set forth below, the Global Note may be transferred, in whole or in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

  QIBs may hold their interests in the Global Note directly through the Depositary if such holders are participants in the Depositary, or indirectly through organizations which are participants in the Depositary (the "Participants"). Transfers between Participants will be effected in accordance with the Depositary's rules and will be settled in same-day funds.

  The Depositary has advised the Company that it is a limited-purpose trust company that was created to hold securities for its Participants and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. QIBs may elect to hold Notes purchased by them through the Depositary. QIBs who are not Participants may beneficially own securities held by or on behalf of the Depositary only through Participants or Indirect Participants.

  The Company expects that pursuant to procedures established by the Depositary, (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with an interest in the Global Notes and (ii) ownership of the Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes evidenced by the Global Notes will be limited to such extent.

  So long as the Depositary or its nominee is the registered owner of a Note, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Notes for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a Person having a beneficial interest in Notes represented by a Global Note to pledge such interest to Persons that do not participate in the Depositary's system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

  Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Notes.

  Payments with respect to the principal of, premium, if any, interest on, and Liquidated Damages with respect to, any Note represented by a Global Note registered in the name of the Depositary or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depositary or its nominee in its capacity as the registered Holder of the Global Notes representing such Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including, principal, premium, if any, interest, or Liquidated Damages with respect thereto), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Notes as shown on the records of the Depositary. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

  Holders who desire to convert their Notes into Common Stock pursuant to the terms of the Notes should contact their brokers or other Participants or Indirect Participants to obtain information on procedures, including proper forms and cut-off times, for submitting such requests.

  If (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, then, upon surrender by the Depositary of the Global Notes, Certificated Notes will be issued to each person that the Depositary identifies as the beneficial owner of the Notes represented by the Global Notes. In addition, subject to certain conditions, any Person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such Person or Persons (or the nominee of any thereof), and cause the same to be delivered thereto. All such Certificated Notes shall be subject to the legend requirements under any applicable federal or state securities laws.

  Neither the Company nor the Trustee shall be liable for any delay by the Depositary or any Participant or Indirect Participant in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

  The Company and the Initial Purchasers entered into the Registration Rights Agreement as of March 24, 1998 (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission on or prior to 60 days after the Closing Date a shelf registration statement under the Securities Act (the "Shelf Registration Statement") on Form S-3 or another appropriate form to cover resales of Transfer Restricted Securities by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company also agreed to use its reasonable efforts to cause the Shelf Registration Statement to be declared effective by the Commission within 120 days after the Closing Date and to keep the Shelf Registration Statement effective until the earlier of such date that is two years after the latest date of initial issuance of the Notes or the date all Transfer Restricted Securities covered by the Shelf Registration Statement have been sold or there cease to be outstanding any Transfer Restricted Securities. For purposes of the foregoing, "Transfer Restricted Securities" means each Note and share of Common Stock issued upon conversion thereof until the earlier of the date on which such Note or share of Common Stock has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or the date on which such Note or share of Common Stock is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act (or any similar provisions then in force). This Prospectus and the related Registration Statement of the Company has been prepared and filed to satisfy the foregoing requirements of the Registration Rights Agreement.

  If (i) the Shelf Registration Statement is not filed with the Commission on or prior to 60 days after the Closing Date, (ii) the Shelf Registration Statement has not been declared effective by the Commission within 120 days after the Closing Date or (iii) the Shelf Registration Statement is filed and declared effective but shall thereafter cease to be effective or the prospectus contained therein ceases to be usable for a period of time which shall exceed 90 days in the aggregate during any 365-day period (each such event referred to in clauses (i) through (iii), a "Registration Default"), the Company will accrue liquidated damages ("Liquidated

Damages") to each Holder of Transfer Restricted Securities, during the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of Notes and, if applicable, on an equivalent basis per share (subject to adjustment in the event of stock splits, stock recombinations, stock dividends and the like) of Common Stock constituting Transfer Restricted Securities held by such Holder. The rate of accrual of the Liquidated Damages will increase by an additional $0.05 per week per $1,000 principal amount of Notes and, if applicable, by an equivalent amount per week per share (subject to adjustment as set forth above) of Common Stock constituting Transfer Restricted Securities for each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages with respect to any Registration Default of $0.25 per week per $1,000 principal amount of Notes or, if applicable, an equivalent amount per week per share (subject to adjustment as set forth above) of Common Stock constituting Transfer Restricted Securities. All accrued Liquidated Damages shall be paid to the Holders of Notes or shares of Common Stock (as applicable) in the same manner as interest payments on the Notes on semi-annual payment dates which correspond to interest payment dates for the Notes. Following the cure of a Registration Default, Liquidated Damages will cease to accrue with respect to such Registration Default. The use of the Shelf Registration Statement for effecting resales of Transfer Restricted Securities may be suspended in certain circumstances described in the Registration Rights Agreement upon notice by the Company to the holders of the Transfer Restricted Securities, subject to the rights of the holders of Transfer Restricted Securities to receive Liquidated Damages if the aggregate number of days of such suspensions in any 365-day period exceeds the period described above.

  A Holder who sells Transfer Restricted Securities pursuant to the Shelf Registration Statement generally will be required to be named as a selling stockholder in this Prospectus or a related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the Registration Rights Agreement which are applicable to such Holder (including certain indemnification provisions). Holders of the Transfer Restricted Securities will be required to make certain representations to the Company (as described in the Registration Rights Agreement) and will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have their Transfer Restricted Securities included in the Shelf Registration Statement and this Prospectus. If a Holder fails to provide such information within the prescribed time periods, the Transfer Restricted Securities of such Holder will not be included in the Shelf Registration Statement or this Prospectus and the Holder will not be entitled to any Liquidated Damages. A Holder's ability to sell such Transfer Restricted Securities may be limited or the price at which such Transfer Restricted Securities can be sold may be adversely affected if the Transfer Restricted Securities are not included in the Shelf Registration Statement or this Prospectus.

GOVERNING LAW

  The Indenture and the Notes provide that they are to be governed in accordance with the laws of the State of New York.

THE TRUSTEE

  State Street Bank and Trust Company of California, N.A. is the Trustee under the Indenture. A successor Trustee may be appointed in accordance with the terms of the Indenture.

  The Indenture contains certain limitations on the rights of the Trustee, in the event it becomes a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company and its Subsidiaries; provided, however, that if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

  In case an Event of Default shall occur (and shall not be cured or waived), the Trustee will be required to use the degree of care of a prudent person in the conduct of its own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Notes, unless they shall have offered to the Trustee reasonable security or indemnity.

CERTAIN DEFINITIONS

  "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York or Los Angeles, California are authorized or obligated by law or executive order to close.

  "Capitalized Lease Obligation" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a capital lease obligation under GAAP.

  "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable indebtedness), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

  "Change of Control" means (i) an event or series of events as a result of which any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d) of the Exchange Act) (excluding the Company or any wholly owned Subsidiary thereof or any employee benefit plan of the Company or any such subsidiary) is or becomes, directly or indirectly, the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable) of more than 50.0% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors, managers or trustees, as applicable, of the Company or any successor entity ("Voting Stock"), (ii) the completion of any consolidation or merger of the Company with or into any other Person, or sale, conveyance, transfer or lease by the Company of all or substantially all of its assets to any Person, or any merger of any other Person into the Company in a single transaction or series of related transactions, and, in the case of any such transaction or series of related transactions, the outstanding Common Stock is changed or exchanged as a result, unless the shareholders of the Company immediately before such transaction own, directly or indirectly, immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the Person resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction, (iii) such time as the Continuing Directors do not constitute a majority of the Board of Directors (or, if applicable, a successor corporation to the Company), or (iv) if the Common Stock is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States; provided that a Change of Control shall not be deemed to have occurred if either (x) the last sale price of the Common Stock for any five trading days during the 10 trading days immediately preceding the Change of Control is at least equal to 105.0% of the Conversion Price in effect on such day, or (y) with respect to a merger or consolidation otherwise constituting a Change of Control described in clause (ii) above, at least 90.0% of the consideration in such transaction or transactions consists of common stock or securities convertible into common stock that are, or upon issuance will be, traded on a United States national securities exchange or approved for quotation on the Nasdaq National Market.

  "Continuing Director" means at any date a member of the Company's Board of Directors (i) who was a member of such board on the date of initial issuance of the Notes or (ii) who was nominated or elected by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Company's Board of Directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election.

  "Disqualified Capital Stock" means, with respect to the Company, Capital Stock of the Company that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by the Company, in whole or in part, on or prior to the Stated Maturity of the Notes, provided that only the portion of such Capital Stock which is so convertible, exercisable, exchangeable or redeemable or subject to repurchase prior to such Stated Maturity shall be deemed to be Disqualified Capital Stock.

  "Indebtedness" of any Person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of any such Person, (i) in respect of borrowed money (whether or not the lender has recourse to all or any portion of the assets of such person), (ii) evidenced by credit or loan agreements, bonds, notes, debentures or similar instruments (including, without limitation, notes or similar instruments given in connection with the acquisition of any business, properties or assets of any kind), (iii) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (iv) for the payment of money relating to a Capitalized Lease Obligation or (v) evidenced by a letter of credit, bank guarantee or a reimbursement obligation of such Person with respect to any letter of credit;
(b) all obligations of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (c) all net obligations of such Person under Interest Swap and Hedging Obligations; (d) all liabilities of others of the kind described in the preceding clauses (a),
(b) or (c) that such Person has guaranteed or that is otherwise its legal liability, or which is secured by a lien on property of such Person, and all obligations to purchase, redeem or acquire any Capital Stock; and (e) any and all deferrals, renewals, extensions, modifications, replacements, restatements, refinancings and refundings (whether direct or indirect) of, or any indebtedness or obligation issued in exchange for, any liability of the kind described in any of the preceding clauses (a), (b), (c) or (d), or this clause (e), whether or not between or among the same parties.

  "Interest Swap and Hedging Obligations" means the obligations of any Person under any interest rate or currency protection agreement, future agreement, option agreement, swap agreement, cap agreement or other interest rate or currency hedge agreement, collar agreement or other similar agreement or arrangement to which such Person is a party or beneficiary.

  "Junior Securities" means any Qualified Capital Stock and any Indebtedness of the Company that is fully subordinated in right of payment to the Notes and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Notes.

  "Qualified Capital Stock" means any Capital Stock of the Company that is not Disqualified Capital Stock.

  "Senior Indebtedness" means all obligations of the Company to pay the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all letters of credit, reimbursement obligations and fees, costs, expenses and other amounts and liabilities accrued or due on or in connection with, any Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company, unless the instrument creating or evidencing such Indebtedness expressly provides that such Indebtedness is not senior or superior in right of payment to the Notes or is pari passu with, or subordinated to, the Notes; provided that in no event shall Senior Indebtedness include (a) Indebtedness of the Company owed or owing to any Subsidiary of the Company, (b) Indebtedness of the Company representing or with respect to any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services, (c) any liability for taxes owed or owing by the Company or any Subsidiary of the Company or (d) the Notes.

  "Significant Subsidiary" means any Subsidiary which is a "significant subsidiary" of the Company within the meaning of Rule 1-02(w) of Regulation S-X promulgated by the Commission as in effect as of the date of the Indenture.

  "Stated Maturity" when used with respect to any Note, means April 1, 2005.

  "Subsidiary" with respect to any Person, means (i) a corporation a majority of whose Capital Stock with voting power normally entitled to vote in the election of directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, (ii) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner and owns alone or together with one or more Subsidiaries of such Person a majority of the partnership interests, or (iii) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has at least a majority ownership interest.

                        DESCRIPTION OF CREDIT FACILITY

  The following summary of the Credit Facility does not purport to be complete and is subject to the detailed provisions thereof and various related documents entered into in connection with the Credit Facility.

  The Credit Facility consists of a revolving line of credit in the principal amount of $60.0 million, and, prior to the effectiveness of the Amendment discussed below, bears interest at variable rates, depending on defined financial conditions, from the prime rate to the prime rate plus 1.00% or, in the case of a Eurodollar advance, LIBOR plus 0.75% to LIBOR plus 2.25%. Additional pricing options and alternatives are available depending on certain financial conditions and are available for working capital and general corporate purposes, including permitted acquisitions. At the end of three years, the outstanding balance on the facility converts to a two-year fully amortized term loan. The Company is required to pay certain fees in connection with the Credit Facility, including an annual commitment fee payable quarterly ranging from 0.20% to 0.45% of the unused portion of the Credit Facility, which rate will be changed by the Amendment discussed below. As of April 30, 1998, all amounts previously borrowed under the Credit Facility have been repaid. The Company can reborrow amounts previously paid up to the credit limit of $60.0 million.

  Borrowings under the Credit Facility are guaranteed by the Company's subsidiaries and secured by substantially all of the assets of the Company and its subsidiaries, including accounts receivable and equipment and a pledge by the Company of all of the capital stock of its subsidiaries.

  As of March 24, 1998, the Company entered into an amendment to its existing Credit Facility (the "Amendment"). Pursuant to the Amendment, the Company has agreed to enter into good faith negotiations with the administrative agent under the Credit Facility for an appropriate amendment (the "Second Amendment") to the covenant concerning the permitted funded debt ratio so as to provide a meaningful and appropriate criterion for measuring the Company's financial condition. This covenant has been waived by the lenders until May 31, 1998. From the date of the effectiveness of the Amendment to the date of the effectiveness of the Second Amendment, the interest rate under the Credit Facility shall be set, in accordance with certain provisions in the Credit Facility, at prime rate plus 1.00% or LIBOR plus 2.25%, and the annual commitment fee for the unused portion of the Credit Facility, which is payable quarterly, will be set at 0.45% of such unused amount.

  The Credit Facility contains certain financial covenants which require the Company to maintain a specified current ratio, funded debt ratio, earnings (before interest, taxes depreciation and amortization expenses) and shareholders' equity. The Credit Facility contains customary representations and warranties and requires compliance by the Company with certain other covenants, including, without limitation, covenants limiting: (i) payment of subordinated obligations; (ii) dispositions of property; (iii) mergers and consolidations; (iv) acquisitions; (v) payment of dividends and other distributions; and (vi) indebtedness and guaranty obligations. The Credit Facility also contains customary events of default, including; without limitation: (a) the failure to pay interest, principal or other amounts payable in connection with the Credit Facility when due; (b) the material inaccuracy of representations or warranties; and (c) insolvency, bankruptcy proceedings or material judgments. Additionally, the Credit Facility contains cross-default provisions to certain other indebtedness of the Company.

                         DESCRIPTION OF CAPITAL STOCK

  The following summary of certain provisions of the Common Stock and the Preferred Stock of the Company does not purport to be complete and is subject to, and qualified in its entirety by, the Articles of Incorporation and Bylaws of the Company and the provisions of applicable law.

COMMON STOCK

  The Company has 20,000,000 authorized shares of Common Stock, of which 11,367,666 shares were outstanding as of April 30, 1998. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and preferences applicable to the holders of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of the Offering will be, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to the terms of any series of Preferred Stock which the Company may issue in the future.

  The Company is considering an increase in the number of its authorized shares of Common Stock because the number of shares of Common Stock (as determined on an as converted basis of all convertible securities, including the Notes, and on an as exercised basis of all rights to acquire Common Stock), together with the number of shares of Common Stock which could be used in connection with future or prior acquisitions, could equal almost 20,000,000 shares. The increase may be significant. Any such amendment will need the approval of the shareholders of the Company. There can be no assurances that the shareholders of the Company will approve such an amendment.

  The Common Stock is quoted on the Nasdaq National Market under the symbol "DPRC."

PREFERRED STOCK

  The Company has 2,000,000 authorized shares of Preferred Stock ("Preferred Stock"). No shares of Preferred Stock are outstanding. The Board has the authority without any further action by the Company's shareholders to issue one or more series and to establish the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock could adversely affect the holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plans to issue any shares of Preferred Stock. See "Risk Factors--Ability to Issue Preferred Stock Without Further Shareholder Approval."

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock of the Company is U.S. Stock Transfer Corporation.

SHARES ELIGIBLE FOR FUTURE SALE

  As of April 30, 1998, the Company had 11,367,666 shares of Common Stock outstanding. Approximately 60.1% of the outstanding shares of Common Stock are freely tradeable, except those shares acquired in the public market by "affiliates" to the Company, as that term is defined in Rule 144. The remaining outstanding shares of Common Stock are "restricted securities" within the meaning of Rule 144 and may only be sold at prescribed times and subject to the manner of sale, volume, notice and information restrictions of Rule 144. Of such restricted securities, approximately 80.0% of such shares are now eligible for resale under Rule 144.

  Of such restricted securities, the 2,180,490 shares held by Ms. Weaver, the 1,173,147 shares held by Mr. Lewis, the 80,000 shares held by Mr. Haden and the 692,850 shares held by Mr. Lancashire may be sold pursuant to Rule 144. In addition, Mr. Lewis and Mr. Haden each have certain demand registration rights, pursuant to which Mr. Lewis and Mr. Haden can each require the Company, at any time, but not on more than two occasions, to use its best efforts to register at least a majority of his then outstanding registrable securities under the Securities Act. Mr. Lewis and Mr. Haden each have certain piggyback registration rights to include the shares owned by him in certain other registered offerings of securities by the Company or other shareholders of the Company. Mr. Lancashire has similar demand and piggyback registration rights with respect to the 692,850 shares of Common Stock issued to him and his wife in the Computec Acquisition, together with any shares of Common Stock issued to him and his wife pursuant to the earnout arrangement in connection with the Computec Acquisition, and such shares are eligible for resale under Rule 144. Since January 10, 1998, the former shareholders of SelecTech, Inc. have had similar piggyback registration rights with respect to the 54,934 shares of Common Stock issued to them in the acquisition of SelecTech, Inc. by the Company in July 1997, and such shares will become eligible for resale under Rule 144, and the piggyback registrations will terminate concurrently therewith, on July 10, 1998. Finally, beginning no later than July 27, 1998, S3G has certain piggyback registration rights with respect to the 204,552 shares of Common Stock issued to it in the S3G Acquisition, together with any shares of Common Stock issued to it pursuant to the earnout arrangement in connection with the S3G Acquisition, and such shares will become eligible for resale under Rule 144 on January 27, 1999. The holders of all piggyback registration rights have agreed to waive their rights to include their shares in this Prospectus and the related Shelf Registration Statement until September 24, 1998.

  In general, under Rule 144 as currently in effect, an affiliate of the Company, or a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of: (i) 1.0% of the then outstanding shares of the Company's Common Stock (approximately 113,700 shares as of April 30, 1998); or
(ii) the average weekly trading volume in the over-the-counter market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned restricted securities for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above.

  In addition, as of April 30, 1998 options to purchase 1,357,572 shares of Common Stock have been granted and are outstanding under the Company's 1994 Stock Option Plan, as amended, and options to purchase an additional 455,023 shares may be granted under such plan. As of April 30, 1998, an additional 197,422 shares of Common Stock may be issued under the Company's Employee Stock Purchase Plan. In addition, pursuant to the earnout arrangements in connection with the Computec Acquisition and the S3G Acquisition, the Company is required to pay 40.0% and 15.0%, respectively, of such earnout arrangement in shares of Common Stock.

  The Company intends, when possible, to use its Common Stock to pay all or a portion of the purchase price for future acquisitions. Although the Company has not entered into a definitive purchase agreement with respect to any acquisition candidate, the Company is in preliminary negotiations with several acquisition candidates whereby all or a portion of the purchase price could be paid in Common Stock. It is possible that a substantial number of shares of Common Stock could be issued in connection with one or more of these or any subsequent acquisition. In addition, the Company may increase the number of its authorized shares of Common Stock, which increase could be significant. See "Description of Capital Stock."

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Bylaws require the Company to indemnify its directors and officers to the fullest extent permitted by California law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was a director or officer of the Company. The Company is also required to advance to such director or officer expenses incurred in defending any such proceeding, to the maximum extent permitted by such law. The Company's Bylaws also provide that the Board, in its discretion, may provide for indemnification or advance of expenses to other agents of the Company. The Company is also authorized under its Articles of Incorporation and Bylaws to enter into indemnification contracts with its directors, officers, employees and agents, and indemnification agreements were entered into with all of the Company's officers and directors prior to the completion of the initial public offering of common stock by the Company, liability insurance covering its directors and officers.

  In addition, the Company's Articles of Incorporation provide that the liability of the Company's directors for monetary damages will be eliminated to the fullest extent permissible under California law. This provision in the Articles of Incorporation does not eliminate a director's duty of care to the Company, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief would remain available under California law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

  To the extent the Board or the shareholders of the Company may in the future wish to limit or repeal the ability of the Company to provide indemnification as set forth in the Company's Articles of Incorporation or Bylaws, such repeal or limitation may not be effective as to directors and officers who are parties to the indemnification agreements, because their rights to full protection would be contractually assured by the indemnification agreements. It is anticipated that similar contracts may be entered into, from time to time, with future directors of the Company.

  There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general discussion of certain United States federal income tax consequences of the acquisition, ownership and disposition of Notes by a beneficial owner of Notes. This discussion is based upon the United States federal tax law now in effect, which is subject to change, possibly retroactively. The tax treatment of Holders of the Notes may vary depending upon their particular situations. Certain Holders (including insurance companies, tax exempt organizations, financial institutions, subsequent purchasers of Notes and broker-dealers) may be subject to special rules not discussed below. In addition, this discussion does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States federal government. In general, this discussion assumes that a Holder holds such Note as a capital asset and not as part of a "hedge," "straddle," "conversion transaction," "synthetic security" or other integrated investment. Prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of Notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

  As used herein, the term "United States Holder" means a beneficial owner of a Note that is, for United States federal income tax purposes, a citizen or resident of the United States, a corporation, partnership or other entity created or organized in the United States or under the law of the United States or of any political subdivision thereof, an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source or a trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

STATED INTEREST

  Stated interest on a Note will be taxable to a United States Holder as ordinary interest income at the time that such interest accrues or is received, in accordance with the United States Holder's regular method of accounting for federal income tax purposes. The Company expects that the Notes will not be considered to be issued with original issue discount for federal income tax purposes.

PAYMENTS ON REGISTRATION DEFAULT

  The treatment of interest as described above with respect to the Notes is based in part on the assumption that as of the date of issuance of the Notes, the possibility that Liquidated Damages would be paid to United States Holders of the Notes pursuant to a Registration Default was remote. The IRS may take a different position, which could affect the timing and character of interest income by United States Holders of the Notes. While not free from doubt, if Liquidated Damages are in fact paid, the Company believes that each United States Holder will be required to include the Liquidated Damages in income in accordance with such United States Holder's method of accounting as ordinary income.

CONVERSION OF NOTES INTO COMMON STOCK

  In general, no gain or loss will be recognized for income tax purposes on a conversion of the Notes into shares of Common Stock. However, cash paid in lieu of a fractional share of Common Stock will result in taxable gain (or loss), which will be capital gain (or loss) to the extent that the amount of such cash exceeds (or is exceeded by) the portion of the adjusted basis of the Note allocable to such fractional share. The adjusted basis of shares of Common Stock received on conversion will equal the adjusted basis of the Note converted, reduced by the portion of adjusted basis allocated to any fractional share of Common Stock exchanged for cash. The holding period of an investor in the Common Stock received on conversion will include the period during which the converted Notes were held.

  The conversion price of the Notes is subject to adjustment under certain circumstances. See "Description of Notes--Conversion Rights." Section 305 of the Code and the Treasury Regulations issued thereunder may treat the Holders of the Notes as having received a constructive distribution, resulting in ordinary income to the extent of the Company's current and accumulated earnings and profits if and to the extent that certain adjustments in the conversion price that may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of Common Stock) increase the proportionate interest of a Holder of Notes in the fully diluted Common Stock, whether or not such Holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion price of the Notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding Common Stock in the assets or earnings and profits of the Company, then such increase in the proportionate interest of the holders of the Common Stock generally will be treated as a distribution to such holders, taxable as ordinary income to the extent of the Company's current and accumulated earnings and profits.

MARKET DISCOUNT

  Investors acquiring Notes should note that the resale of Notes may be adversely affected by the market discount provisions of Sections 1276 through 1278 of the Code. Under the market discount rules, if a Holder of a Note purchases it at market discount (i.e., at a price below its stated redemption price at maturity) in excess of a statutorily-defined de minimis amount and thereafter recognizes gain upon a disposition or retirement of the Note, then the lesser of the gain recognized or the portion of the market discount that accrued on a ratable basis (or, if elected, on a constant interest rate basis) generally will be treated as ordinary income at the time of the disposition. Moreover, any market discount on a Note may be taxable to an investor to the extent of appreciation at the time of certain otherwise non-taxable transactions (e.g., gifts). Any accrued market discount not previously taken into income prior to a conversion of a Note, however, should (under Treasury Regulations not yet issued) carry over to the Common Stock received on conversion and be treated as ordinary income upon a subsequent disposition of such Common Stock to the extent of any gain recognized on such disposition. In addition, absent an election to include market discount in income as it accrues, a holder of a market discount debt instrument may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

  Except as described above under "--Conversion of Notes into Common Stock," upon the sale, exchange, redemption, retirement at maturity or other disposition of a Note, a United States Holder will generally recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued interest which will be taxable as ordinary income) and such Holder's adjusted tax basis in the Note. Each United States Holder of Common Stock into which the Notes are converted will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of the Common Stock measured under rules similar to those described in the preceding sentence for the Notes. Gain or loss recognized on the disposition of a Note or Common Stock generally will be capital gain or loss (subject to the market discount rules described above under "--Market Discount." Pursuant to the recently enacted Taxpayer Relief Act of 1997, long-term capital gains tax rates will apply to dispositions by individuals of capital assets (such as the Notes or Common Stock) held for more than 18 months. The maximum long-term capital gains tax rate applicable to individuals is currently 20.0% (10.0% for individuals in the 15% tax bracket). Mid-term capital gains tax rates will apply to dispositions by individuals of capital assets held for more than one year but not more than 18 months. The maximum mid-term capital gains tax rate applicable to individuals is currently 28.0% (15.0% for individuals in the 15.0% tax bracket). Corporate taxpayers continue to be subject to a maximum regular tax rate of 35.0% on all capital gains and ordinary income.

  The exchange of a Note by a United States Holder for a new Note should not constitute a taxable exchange of the Note. As a result, a United States Holder should not recognize taxable gain or loss upon receipt of a new Note, a United States Holder's holding period for a new Note should generally include the holding period for the Note so exchanged and such Holder's adjusted tax basis in a new Note should generally be the same as such Holder's adjusted tax basis in the Note so exchanged.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  A United States Holder of a Note, or of Common Stock issued upon conversion of a Note, may be subject to information reporting and possibly backup withholding. If applicable, backup withholding would apply at a rate of 31.0% with respect to dividends or interest on, or the proceeds of a sale, exchange, redemption, retirement, or other disposition of, such Note or Common Stock, as the case may be, unless (i) such United States Holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable backup withholding rules. Amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such United States Holder's United States federal income tax and may entitle the United States Holder to a refund, provided that the required information is provided to the IRS.

  Recently issued Treasury regulations (the "Final Withholding Regulations"), which are generally effective with respect to payments made after December 31, 1999, modify the currently effective information reporting and backup withholding procedures and requirements, and provide certain presumptions regarding the status of Holders when payments to the Holders cannot be reliably associated with appropriate documentation provided to the payer. To avoid backup withholding with respect to payments made after December 31, 1999, initial United States Holders will be required to provide certification, if applicable, that conforms to the requirements of the Final Withholding Regulations, subject to certain transitional rules which may apply to extend until December 31, 1999 a certification given in accordance with prior Treasury Regulations. Because the application of the Final Withholding Regulations will vary depending on the United States Holder's particular circumstances, United States Holders are urged to consult their tax advisors regarding the application of the Final Withholding Regulations.

  THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF A NOTE AND OF COMMON STOCK INTO WHICH A NOTE MAY BE CONVERTED (INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS).

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the Notes and the Conversion Shares offered hereby have been passed upon for the Company by Riordan & McKinzie, a Professional Law Corporation, Orange County, California. Certain attorneys of Riordan & McKinzie, a Professional Law Corporation, hold shares of Common Stock of the Company.

                                    EXPERTS

  The financial statements of Data Processing Resources Corporation as of July 31, 1996 and 1997 and for each of the three years in the period ended July 31, 1997 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the Registration Statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of Computec International Strategic Resources, Inc. as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the Registration Statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of Leardata Info-Services, Inc. as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the Registration Statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                     DATA PROCESSING RESOURCES CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
DATA PROCESSING RESOURCES CORPORATION
Independent Auditors' Report..............................................   F-2
Consolidated Balance Sheets as of July 31, 1996 and 1997 and as of January
 31, 1998 (unaudited).....................................................   F-3
Consolidated Statements of Income for the Fiscal Years Ended July 31,
 1995, 1996 and 1997 and for the Six Months Ended January 31, 1997 and
 1998 (unaudited).........................................................   F-4
Consolidated Statements of Shareholders' Equity for the Fiscal Years Ended
 July 31, 1995, 1996 and 1997 and for the Six Months Ended January 31,
 1998 (unaudited).........................................................   F-5
Consolidated Statements of Cash Flows for the Fiscal Years Ended July 31,
 1995, 1996 and 1997 and for the Six Months Ended January 31, 1997 and
 1998 (unaudited).........................................................   F-6
Notes to Consolidated Financial Statements................................   F-7

COMPUTEC INTERNATIONAL STRATEGIC RESOURCES, INC.

Independent Auditors' Report..............................................  F-16
Balance Sheets as of December 31, 1995 and 1996...........................  F-17
Statements of Income for the Years Ended December 31, 1994, 1995 and 1996.  F-18
Statements of Shareholders' Equity for the Years Ended December 31, 1994,
 1995 and 1996............................................................  F-19
Statements of Cash Flows for the Years Ended December 31, 1994, 1995 and
 1996.....................................................................  F-20
Notes to Financial Statements.............................................  F-21

LEARDATA INFO-SERVICES, INC.

Independent Auditors' Report..............................................  F-25
Balance Sheets as of December 31, 1994 and 1995...........................  F-26
Statements of Income for the Years Ended December 31, 1993, 1994 and 1995.  F-27
Statements of Stockholders' Equity for the Years Ended December 31, 1993,
 1994 and 1995............................................................  F-28
Statements of Cash Flows for the Years Ended December 31, 1993, 1994 and
 1995.....................................................................  F-29
Notes to Financial Statements.............................................  F-30

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Data Processing Resources
Corporation:

  We have audited the accompanying consolidated balance sheets of Data Processing Resources Corporation and subsidiaries (the "Company") as of July 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity (deficit) and cash flows for each of the three years in the period ended July 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Data Processing Resources Corporation and subsidiaries at July 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1997 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Costa Mesa, California
September 19, 1997
(September 25, 1997, as to Note 5 and
 March 6, 1998, as to Note 2, with respect to earnings per share)

                     DATA PROCESSING RESOURCES CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                 JULY 31,
                                             -----------------  JANUARY 31,
                                              1996      1997       1998
                                             -------  --------  ----------- ---
                                                                (UNAUDITED)
                           ASSETS
Current assets:
  Cash and cash equivalents................. $21,855  $ 17,812   $ 15,295
  Accounts receivable (net of allowance for
   doubtful accounts of $129, $262 and $640
   (unaudited) as of July 31, 1996 and 1997
   and January 31, 1998, respectively)......   8,436    21,839     28,144
  Prepaid expenses and other current assets.     387     1,076      1,940
  Deferred tax asset........................     216       --         --
                                             -------  --------   --------
    Total current assets....................  30,894    40,727     45,379
Property:
  Equipment.................................     896     1,732      2,326
  Furniture and fixtures....................     209     1,090      2,213
  Leasehold improvements....................      26        53         95
                                             -------  --------   --------
                                               1,131     2,875      4,634
  Less accumulated depreciation and
   amortization.............................    (392)   (1,446)    (2,016)
                                             -------  --------   --------
    Property, net...........................     739     1,429      2,618
Other assets................................      69       158        413
Intangible assets (net of accumulated
 amortization of $41 and $1,298 as of July
 31, 1996 and 1997, respectively)...........  12,327    67,973     97,012
                                             -------  --------   --------
                                             $44,029  $110,287   $145,422
                                             =======  ========   ========
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities.. $ 3,690  $  9,003   $  9,509
  Income taxes payable......................     303     1,489        219
  Deferred income taxes.....................     --         55         55
                                             -------  --------   --------
    Total current liabilities...............   3,993    10,547      9,783
Long-term deferred income taxes.............     --         81         81
Long-term debt..............................     --        --      25,500
Commitments and contingencies
Shareholders' equity:
  Preferred stock; 2,000,000 shares
   authorized; no shares issued and
   outstanding..............................     --        --         --
  Common stock; 20,000,000 shares
   authorized; 7,492,321, 11,013,686, and
   11,300,745 (unaudited) shares issued and
   outstanding as of July 31, 1996 and 1997
   and January 31, 1998, respectively.......  38,125    90,472     95,452
  Additional paid-in capital................   1,636     2,196      2,676
  Retained earnings.........................     275     6,991     11,930
                                             -------  --------   --------
    Total shareholders' equity..............  40,036    99,659    110,058
                                             -------  --------   --------
                                             $44,029  $110,287   $145,422
                                             =======  ========   ========

          See accompanying notes to consolidated financial statements.

                     DATA PROCESSING RESOURCES CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               SIX MONTHS
                                YEARS ENDED JULY 31,        ENDED JANUARY 31,
                              -------------------------- -----------------------
                               1995     1996      1997      1997        1998
                              -------  -------  -------- ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
Revenues....................  $49,558  $58,145  $115,022   $43,911     $89,877
Cost of professional
 services...................   40,082   45,918    85,979    33,606      65,300
                              -------  -------  --------   -------     -------
 Gross margin...............    9,476   12,227    29,043    10,305      24,577
Selling, general and
 administrative expenses....    5,769    6,719    18,654     6,518      15,947
                              -------  -------  --------   -------     -------
Operating income............    3,707    5,508    10,389     3,787       8,630
Interest income (expense),
 net........................     (764)    (162)      869       326         189
                              -------  -------  --------   -------     -------
Income before provision for
 income taxes...............    2,943    5,346    11,258     4,113       8,819
Provision for income taxes..    1,205    2,096     4,542     1,604       3,880
                              -------  -------  --------   -------     -------
Net income..................  $ 1,738  $ 3,250  $  6,716   $ 2,509     $ 4,939
                              =======  =======  ========   =======     =======
Net income per share--basic.             $0.57     $0.74     $0.33       $0.45
                                       =======  ========   =======     =======
Net income per share--
 diluted....................             $0.54     $0.71     $0.32       $0.43
                                       =======  ========   =======     =======
Weighted average common
 shares outstanding--basic..             5,675     9,090     7,597      11,068
Weighted average common
 shares outstanding--
 diluted....................             6,039     9,460     7,936      11,484



          See accompanying notes to consolidated financial statements.

                     DATA PROCESSING RESOURCES CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                 COMMON STOCK    ADDITIONAL RETAINED
                              ------------------  PAID-IN   EARNINGS
                                SHARES   AMOUNT   CAPITAL   (DEFICIT)  TOTAL
                              ---------- ------- ---------- --------- --------
Balance, August 1, 1994.....   4,000,000 $     2   $  --     $(4,526) $ (4,524)
Net income..................         --      --       --       1,738     1,738
Accretion to redemption
 value on preferred shares..         --      --       --         (92)      (92)
                              ---------- -------   ------    -------  --------
Balance, July 31, 1995......   4,000,000       2      --      (2,880)   (2,878)
Net income..................                                   3,250     3,250
Exercise of stock options
 and related tax benefit....      22,200      29       56        --         85
Accretion to redemption
 value on preferred shares..         --      --       --         (95)      (95)
Conversion of preferred
 shares into common shares
 concurrent with initial
 public offering............     592,000     --     1,580        --      1,580
Issuance of common shares in
 initial public offering,
 net........................   2,726,000  34,329      --         --     34,329
Issuance of common shares in
 connection with
 acquisition................     152,121   3,765      --         --      3,765
                              ---------- -------   ------    -------  --------
Balance, July 31, 1996......   7,492,321  38,125    1,636        275    40,036
Net income..................                                   6,716     6,716
Exercise of stock options
 and related tax benefit....      65,090     181      560        --        741
Issuance of common shares in
 second public offering,
 net........................   2,395,000  38,882      --         --     38,882
Issuance of common shares in
 connection with
 acquisitions...............   1,043,040  12,972      --         --     12,972
Issuance of common shares
 from employee stock
 purchase plan..............      18,235     312      --         --        312
                              ---------- -------   ------    -------  --------
Balance, July 31, 1997......  11,013,686  90,472    2,196      6,991    99,659
Net income (unaudited)......                                   4,939     4,939
Exercise of stock options
 and related tax benefits
 and other (unaudited)......      46,749     260      480        --        740
Issuance of common shares in
 connection with
 acquisitions (unaudited)...     219,522   4,332      --         --      4,332
Issuance of common shares
 from employee stock
 purchase plan (unaudited)..      20,788     388      --         --        388
                              ---------- -------   ------    -------  --------
Balance, January 31, 1998
 (unaudited)................  11,300,745 $95,452   $2,676    $11,930  $110,058
                              ========== =======   ======    =======  ========

          See accompanying notes to consolidated financial statements.

                     DATA PROCESSING RESOURCES CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                              SIX MONTHS
                              YEARS ENDED JULY 31,         ENDED JANUARY 31,
                            --------------------------  -----------------------
                             1995     1996      1997       1997        1998
                            -------  -------  --------  ----------- -----------
                                                        (UNAUDITED) (UNAUDITED)
Cash flows from operating
 activities:
 Net income...............  $ 1,738  $ 3,250  $  6,716   $  2,509    $  4,939
  Adjustments to reconcile
   net income to net cash
   provided by operating
   activities:
    Depreciation..........       83      166       377        147         265
    Amortization..........      --        42     1,270        300       1,419
    Deferred income taxes.     (263)      47      (219)       --          --
    Changes in operating
     assets and
     liabilities, net of
     the effect of
     acquisitions:
     Accounts receivable..   (1,264)    (759)   (5,721)    (1,570)     (3,563)
     Prepaid expenses and
      other assets........     (426)      77    (2,332)      (950)       (947)
     Accounts payable and
      accrued liabilities.      903       16     1,653        559         355
     Income taxes payable.    1,359   (1,052)    1,113         75        (853)
                            -------  -------  --------   --------    --------
      Net cash provided by
       operating
       activities.........    2,130    1,787     2,857      1,070       1,615
Cash flows from investing
 activities:
 Cash paid for
  acquisitions, net of
  cash acquired...........      --    (8,785)  (45,581)   (18,924)    (28,067)
 Cash paid for contingent
  acquisition obligations.      --       --        --         --       (1,496)
 Cash received under
  contingent acquisition
  obligations.............      --       --        --         --          112
 Purchase of property.....     (142)    (612)     (694)      (373)       (891)
 Decrease in restricted
  investment..............      250      --        --         --          --
                            -------  -------  --------   --------    --------
      Net cash provided by
       (used in) investing
       activities.........      108   (9,397)  (46,275)   (19,297)    (30,342)
Cash flows from financing
 activities:
 Proceeds from public
  offerings of common
  stock, net..............      --    34,329    38,882     39,054         --
 Proceeds from employee
  stock purchase plan.....      --       --        312        --          388
 Proceeds from the
  exercise of stock
  options.................      --        29       181        --          322
 Proceeds (Repayment) of
  line of credit..........   (1,534)    (836)      --         --       25,500
 Repayment of notes
  payable.................   (1,874)  (4,305)      --         --          --
 Proceeds from issuance of
  preferred stock, net....    1,393      --        --         --          --
                            -------  -------  --------   --------    --------
      Net cash provided by
       (used in) financing
       activities.........   (2,015)  29,217    39,375     39,054      26,210
                            -------  -------  --------   --------    --------
Net increase (decrease) in
 cash.....................      223   21,607    (4,043)    20,827      (2,517)
Cash and cash equivalents,
 beginning of year........       25      248    21,855     21,855      17,812
                            -------  -------  --------   --------    --------
Cash and cash equivalents,
 end of year..............  $   248  $21,855  $ 17,812   $ 42,682    $ 15,295
                            =======  =======  ========   ========    ========
Supplemental
 information -- Cash paid
 for:
 Interest.................  $   725  $   424  $     83   $     11    $     47
                            =======  =======  ========   ========    ========
 Income taxes.............  $   108  $ 3,102  $  3,648   $  1,528    $  4,894
                            =======  =======  ========   ========    ========
Supplemental schedule of
 noncash financing and
 investing activities:
 Conversion of preferred
  stock to common stock...      --   $ 1,580       --         --          --
 Tax benefit of stock
  options exercised.......      --   $    56  $    560        --     $    418
 Detail of businesses
  acquired in purchase
  transactions:
  Fair value of assets
   acquired...............      --   $13,880  $ 69,345   $  8,049    $ 33,718
  Common stock issued in
   acquisitions...........      --    (3,765)  (12,972)    (4,043)     (4,333)
  Cash paid for
   acquisitions...........      --    (8,785)  (49,515)   (18,924)    (29,746)
                            -------  -------  --------   --------    --------
  Liabilities assumed
   (relieved).............      --   $ 1,330  $  6,858   $  1,188    $   (361)
                            =======  =======  ========   ========    ========

          See accompanying notes to consolidated financial statements.

                     DATA PROCESSING RESOURCES CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED JULY 31, 1995, 1996 AND 1997 AND
        FOR THE SIX MONTHS ENDED JANUARY 31, 1997 AND 1998 (UNAUDITED)

1. GENERAL

  Business -- Data Processing Resources Corporation (the "Company"), which was incorporated in California in 1984, is a leading specialty staffing company providing information technology services to a diverse group of corporate clients.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Unaudited Interim Periods -- In the opinion of the Company's management, the unaudited consolidated financial statements as of January 31, 1998 and for the six month interim periods ended January 31, 1998 and 1997 have been prepared and include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows of the Company.

  Principles of Consolidation -- The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  Cash and Cash Equivalents -- The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  Property -- The cost of furniture, fixtures and equipment is depreciated using straight-line and accelerated methods based on the estimated useful lives of the related assets, generally five to seven years. Leasehold improvements are amortized over the lesser of five years or the life of the lease.

  Intangible Assets -- Intangible assets include goodwill which represents the excess of cost over fair value of net assets acquired, and is amortized using the straight-line method over 25 years. Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is determined when the carrying amount of such asset exceeds the associated undiscounted cash flows.

  Revenue Recognition -- The Company recognizes revenue as services are performed.

  Fair Value of Financial Instruments -- Management believes the carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short maturity of these financial instruments.

  Income Taxes -- The Company provides for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109. SFAS No. 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax law or rates.

  Net Income Per Share -- Net income per share has been computed by dividing net income by the weighted average number of shares of common and common equivalent shares outstanding during the period. Weighted average common and common equivalent shares included common shares and stock options using the treasury stock method. Net income per share for the year ended July 31, 1995 is not presented because it was not considered indicative of the ongoing entity.

  Reclassifications -- Certain items in the prior period financial statements have been reclassified to conform to the current period presentation.

                     DATA PROCESSING RESOURCES CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED JULY 31, 1995, 1996 AND 1997 AND
        FOR THE SIX MONTHS ENDED JANUARY 31, 1997 AND 1998 (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

  Recent Accounting Pronouncements -- In the second quarter of 1998, the Company adopted SFAS No. 128, Earnings per Share. Net income per share for fiscal 1996 and 1997 and interim periods have been restated. The statement establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. This statement simplifies the standards for computing earnings per share previously found in Accounting Principles Board ("APB") Opinion No. 15, Earnings per Share, and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

  In February 1997, the FASB issued SFAS No. 129, Disclosure of Information About Capital Structure. The statement establishes standards for disclosing information about an entity's capital structure. The disclosure requirements of SFAS No. 129 are effective for periods ending after December 15, 1997. Management does not believe that the adoption of SFAS No. 129 will have a significant impact on its consolidated financial statements.

  In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 131 establishes standards of reporting by publicly-held business enterprises and disclosure of information about operating segments in annual financial statements and, to a lesser extent, in interim financial reports issued to shareholders. SFAS Nos. 130 and 131 are effective for the Company beginning in fiscal 1999. As both SFAS Nos. 130 and 131 deal with financial disclosure, the Company does not anticipate the adoption of these new standards will have a material impact on its financial position or results of operations.

3. ACQUISITIONS

  Between July 1996 and July 1997, the Company completed five acquisitions. Each acquisition was accounted for as a purchase. The excess of cost over fair value of net assets acquired was allocated to goodwill, which is amortized using the straight-line method over 25 years. An adjustment to the value of common stock issued in each transaction was recorded to reflect the impact of restrictions on disposal of the stock. The consolidated financial statements of the Company include the results of operations for each acquired business from the acquisition date.

  In July 1996, the Company acquired the information technology staffing business, including two branch facilities and substantially all of the related assets, of the Applications Design and Development division of ADD Consulting, Inc. ("AD&D"). The aggregate purchase price of the acquisition was $11.7 million, consisting of $8.8 million in cash, 152,121 shares of restricted Company common stock valued at $2.6 million and a deferred payment of $300,000.

                     DATA PROCESSING RESOURCES CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED JULY 31, 1995, 1996 AND 1997 AND
        FOR THE SIX MONTHS ENDED JANUARY 31, 1997 AND 1998 (UNAUDITED)

3. ACQUISITIONS (CONTINUED)

  In November 1996, the Company acquired all of the outstanding common stock of Professional Software Consultants, Inc. ("PSC"). Under the terms of the agreement, the purchase price was approximately $6.2 million in an all cash transaction which included a purchase price adjustment based on PSC's earnings before interest and taxes through December 31, 1996.

  In January 1997, the Company acquired all of the outstanding capital stock of LEARDATA Info-Services, Inc. ("Leardata"). Under the terms of the agreement, the purchase price was approximately $21.4 million, consisting of $17.3 million in cash and 310,226 shares of restricted common stock, valued at $4.1 million.

  In April 1997, the Company completed the acquisition by merger of Computec International Strategic Resources, Inc. ("Computec"). Under the terms of the agreement, the purchase price was approximately $28.2 million, consisting of $19.0 million in cash and 677,880 shares of restricted common stock, valued at $9.2 million. The definitive agreement also calls for an earnout contingent upon Computec's earnings before interest and taxes through December 31, 1998.

  In July 1997, the Company acquired all of the outstanding capital stock of SelecTech, Inc. ("SelecTech"). Under the terms of the agreement, the purchase price was approximately $9.0 million, consisting of $7.0 million in cash and 54,934 shares of restricted common stock, valued at $928,000, and a purchase price adjustment of $1.1 million, which was paid in September 1997 and is recorded in intangible assets and accounts payable and accrued liabilities as of July 31, 1997.

  The allocation of the purchase prices for all acquisitions and other purchase accounting adjustments is as follows (in thousands):

                                                                 YEAR ENDED
                                                                  JULY 31,
                                                               ----------------
                                                                1996     1997
                                                               -------  -------
   Total purchase price, net.................................. $12,850  $63,593
   Net assets acquired........................................    (801)  (9,376)
   Adjustments to conform accounting policies.................     199      699
   Acquisition costs..........................................     120    1,987
                                                               -------  -------
   Excess of purchase price over net assets acquired.......... $12,368  $56,903
                                                               =======  =======

  Unaudited pro forma combined results of operations for the periods ended July 31, 1995, 1996 and 1997 (AD&D only) would have been as follows had each of the acquisitions occurred as of the beginning of the respective periods (in thousands):

                                                         YEAR ENDED JULY 31,
                                                      -------------------------
                                                       1995     1996     1997
                                                      ------- -------- --------
Revenues............................................. $59,975 $114,953 $146,267
Pro forma net income................................. $ 2,065 $  4,143 $  7,827
Pro forma net income per share.......................   $0.41    $0.57    $0.77
Weighted average common and common equivalent shares
 outstanding.........................................   5,078    7,232   10,150

  Pro forma adjustments have been applied to reflect the purchase, which includes the elimination of excess payroll costs above amounts stipulated in employment agreements, reduction in interest income and additional interest expense and the addition of amortization related to the intangible assets acquired.

                     DATA PROCESSING RESOURCES CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED JULY 31, 1995, 1996 AND 1997 AND
        FOR THE SIX MONTHS ENDED JANUARY 31, 1997 AND 1998 (UNAUDITED)

4. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

  Accounts payable and accrued liabilities consist of the following (in thousands):

                                                         JULY 31,
                                                       ------------- JANUARY 31,
                                                        1996   1997     1998
                                                       ------ ------ -----------
                                                                     (UNAUDITED)
Accounts payable...................................... $  949 $1,365   $2,293
Accrued salaries, bonuses and related benefits........  2,379  5,655    6,439
Commissions payable...................................    362    877      777
Accrued purchase price adjustment.....................    --   1,106      --
                                                       ------ ------   ------
                                                       $3,690 $9,003   $9,509
                                                       ====== ======   ======

5. DEBT

  Effective October 1996, the Company obtained a two-year, $20 million credit facility (the "Credit Agreement") with a bank. The credit facility consisted of a revolving line of credit in the principal amount of $10 million, and bore interest at the prime rate or LIBOR plus 1.0% and an acquisition facility in the principal amount of $10 million which bore interest at the prime rate or LIBOR plus 1.25%. Both facilities were collateralized by accounts receivable and equipment. All outstanding borrowings under the Credit Agreement were repaid with the proceeds from the second public offering (see Note 6). As of July 31, 1997, the Company had no outstanding borrowings and was in compliance with all covenants thereunder.

  On September 25, 1997, the Company obtained a five-year, $60 million Revolving/Term Loan Agreement (the "New Credit Agreement") with a bank syndicate. The New Credit Agreement consists of a revolving line of credit in the principal amount of $60 million, and bears interest at the prime rate to prime rate plus 1.0% or LIBOR plus 0.75% to 2.25% depending on defined financial covenants. At the end of three years, the outstanding balance on the facility converts to a two-year fully amortized term loan. The facility is collateralized by substantially all of the assets of the Company and its subsidiaries, including accounts receivable and equipment. Additional pricing options and alternatives are available depending on certain financial conditions. The New Credit Agreement contains various covenants, including the maintenance of defined financial ratios, such as net worth.

6. SHAREHOLDERS' EQUITY

  Second Public Offering -- In January 1997, the Company completed a second public offering of 2,395,000 shares of its common stock at an offering price of $17.50 per share for net proceeds of $38.9 million.

  Initial Public Offering -- In March 1996, the Company completed an initial public offering of 2,726,000 shares of its common stock at an offering price of $14.00 per share for net proceeds of $34.3 million.

  Stock Split -- On January 8, 1996, the Company amended its Articles of Incorporation to increase the number of authorized shares of common stock from 8,000,000 to 20,000,000, authorize 2,001,480 shares of preferred stock (of which 1,480 were designated Series A Convertible Preferred Stock) and effect a 400-for-one stock split of its common stock. All shares and per share amounts included in the accompanying financial statements and footnotes have been restated to reflect the stock split.

                     DATA PROCESSING RESOURCES CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED JULY 31, 1995, 1996 AND 1997 AND
        FOR THE SIX MONTHS ENDED JANUARY 31, 1997 AND 1998 (UNAUDITED)

6. SHAREHOLDERS' EQUITY (CONTINUED)

  Preferred Stock -- In March 1995, the Company issued 1,480 shares of Series A preferred stock for $1,601,000, less costs of $208,000 associated with the issuance. The Series A preferred stock had a liquidation preference of $1,082 per share, plus 8.0% interest per annum, compounded annually applied to such an amount from the date of original issuance, less any dividends previously paid. The stock was redeemable at an amount equal to the sum of $2,850 per share, plus any declared and unpaid dividends, and was payable in twelve equal quarterly installments. Holders of Series A preferred stock were entitled to receive noncumulative cash dividends at an annual rate of $87 per share, payable in preference and priority to any dividend on common stock when, and as declared by, the Board of Directors.

  The Company had 2,001,480 authorized shares of preferred stock, of which 1,480 shares had been designated Series A Convertible Preferred Stock as of July 31, 1995. Immediately prior to the consummation of the initial public offering, the outstanding shares of Series A Convertible Preferred Stock automatically converted into an aggregate of 592,000 shares of common stock. The shares of Series A Convertible Preferred Stock were canceled upon said conversion and ceased to be authorized.

  Dividends -- The Company's Credit Agreement and New Credit Agreement prohibit the payment of dividends without the prior written consent of the lender.

7. STOCK OPTIONS AND EMPLOYEE BENEFIT PLANS

  Stock Option Plan -- In 1994, the Company adopted the 1994 Stock Plan (the "Stock Plan") under which incentive and non-statutory stock options to acquire shares of the Company's common stock may be granted to officers, employees and consultants of the Company. The Stock Plan is administered by the Board of Directors and permits the issuance of options as of July 31, 1997 of up to 1,500,000 shares, subject to shareholder approval, of the Company's common stock. Incentive stock options must be issued at an exercise price not less than the fair market value of the underlying shares on the date of grant. Options granted under the Stock Plan vest over various terms up to four years and are exercisable over a period of time, not to exceed ten years, and are subject to other terms and conditions specified in each individual employee option agreement. A summary of employee stock options is as follows:

                                                                  WEIGHTED
                                                 WEIGHTED         AVERAGE
                                 NUMBER OF       AVERAGE         FAIR VALUE
                                   SHARES     EXERCISE PRICE OF OPTIONS GRANTED
                               -------------- -------------- ------------------
                               (IN THOUSANDS)
   Outstanding August 1,
    1994.....................       --               --
    Granted..................       284           $ 1.32           $  --
                               -------------
   Outstanding July 31, 1995.       284             1.32
    Granted..................       395            14.16             6.75
    Exercised................       (22)            1.31
    Canceled.................       (40)           25.55
                               -------------
   Outstanding July 31, 1996.       617             8.20
    Granted..................       785            18.79             8.87
    Exercised................       (65)            2.78
    Canceled.................       (152)          17.99
                               -------------
   Outstanding July 31, 1997.      1,185           14.17
    Granted..................       168            23.72           $24.12
    Exercised................       (47)            5.55
    Canceled.................        (5)           20.15
                               -------------
   Outstanding January 31,
    1998 (unaudited).........      1,301          $15.69
                               =============

                     DATA PROCESSING RESOURCES CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED JULY 31, 1995, 1996 AND 1997 AND
        FOR THE SIX MONTHS ENDED JANUARY 31, 1997 AND 1998 (UNAUDITED)

7. STOCK OPTIONS AND EMPLOYEE BENEFIT PLANS (CONTINUED)

  The following table summarizes information concerning outstanding and exercisable options at July 31, 1997:

                                  WEIGHTED
                                   AVERAGE   WEIGHTED             WEIGHTED
        RANGE OF      NUMBER OF   REMAINING  AVERAGE              AVERAGE
        EXERCISE       OPTIONS   CONTRACTUAL EXERCISE   NUMBER    EXERCISE
        PRICES:      OUTSTANDING    LIFE      PRICE   EXERCISABLE  PRICE
        --------     ----------- ----------- -------- ----------- --------
     $ 1.31--$14.00     446,630  7.76 years   $ 5.57    233,873    $ 3.89
      16.88-- 18.75     456,000  9.56          17.87     35,750     16.88
      19.88-- 27.25     282,477  9.38          21.81     26,342     21.61
                      ---------                        --------
     $ 1.31--$27.25   1,185,107  8.84         $14.17    295,965    $ 7.05
                      =========                        ========

  Additional Stock Plan Information -- The Company continues to account for its stock-based awards using the intrinsic value method in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations. No compensation expense has been recognized in the financial statements for employee stock arrangements.

  SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net income and earnings per share, had the Company adopted the fair value method as of the beginning of fiscal 1995. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model, with the following weighted average assumptions: expected life, 6.1 years; stock volatility, 36.2%; risk-free interest rates, 6.5%; and no dividends during the expected term. The Company's calculations are based on a single option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the 1996 and 1997 awards had been amortized to expense over the vesting period of the awards, pro forma net income would have been $3.1 million or $0.52 per share in 1996 and $5.9 million or $0.62 per share in 1997. However, the impact of the outstanding nonvested stock options granted prior to 1995 has been excluded from the pro forma calculation; accordingly, the 1996 and 1997 pro forma adjustments are not indicative of future period pro forma adjustments, when the calculations will apply to all applicable stock options.

  Retirement Savings Plan -- The Company has a retirement savings plan (the "Plan") which qualifies under Section 401(k) of the Internal Revenue Code. Eligible employees may contribute up to 20% of their annual compensation, as defined by the Plan. Company contributions are fully discretionary, and no Company contributions have been made to the Plan during any year.

  Employee Stock Purchase Plan -- In October 1996, the Company adopted an Employee Stock Purchase Plan (the "ESP Plan"). The ESP Plan allows employees of the Company to purchase common stock without having to pay any commissions on the purchases. The maximum amount that any employee can contribute to the ESP Plan per quarter is $6,250. The total number of shares which are reserved by the Company for purchase under the ESP Plan is 250,000 of which 231,765 shares remain reserved as of July 31, 1997.

                     DATA PROCESSING RESOURCES CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED JULY 31, 1995, 1996 AND 1997 AND
        FOR THE SIX MONTHS ENDED JANUARY 31, 1997 AND 1998 (UNAUDITED)

8. INCOME TAXES

  The provision for income taxes includes the following (in thousands):

                                                        YEARS ENDED JULY 31,
                                                        -----------------------
                                                         1995    1996     1997
                                                        ------  ------   ------
   Current:
    Federal............................................ $1,153  $1,563   $3,693
    State..............................................    315     475    1,068
                                                        ------  ------   ------
                                                         1,468   2,038    4,761
   Deferred:
    Federal............................................   (227)     32     (196)
    State..............................................    (36)     26      (23)
                                                        ------  ------   ------
                                                          (263)     58     (219)
                                                        ------  ------   ------
   Provision for income taxes.......................... $1,205  $2,096   $4,542
                                                        ======  ======   ======

  A reconciliation of the Company's effective tax rate compared to the statutory federal tax rate is as follows:

                                                        YEARS ENDED JULY 31,
                                                        -----------------------
                                                         1995    1996     1997
                                                        ------  ------   ------
   Income taxes at statutory federal rate..............   35.0%   35.0%    35.0%
   State taxes, net of federal benefit.................    6.3     6.2      6.0
   Tax exempt interest income..........................     --    (2.3)    (2.7)
   Non-deductible goodwill.............................     --      --      2.5
   Other...............................................    0.7     1.3      0.5
   Benefit of graduated rates..........................   (1.1)   (1.0)    (1.0)
                                                        ------  ------   ------
       Total...........................................   40.9%   39.2%    40.3%
                                                        ======  ======   ======

  The Company provides deferred income taxes for temporary differences between assets and liabilities recognized for financial reporting and income tax purposes. The income effects of these temporary differences representing significant portions of deferred tax assets and deferred tax liabilities are as follows (in thousands):

                                                                     JULY 31,
                                                                    ----------
                                                                    1996 1997
                                                                    ---- -----
   State income taxes.............................................. $158 $ 371
   Goodwill........................................................   --  (149)
   Bad debt reserve................................................   42    82
   Vacation accrual................................................   16   172
   Net operating losses............................................   --    53
   Change of accounting from cash to accrual method for acquired
    subsidiaries...................................................   --  (679)
   Other...........................................................   --    14
                                                                    ---- -----
   Total deferred tax asset (liability)............................ $216 $(136)
                                                                    ==== =====

  During fiscal 1997, the Company established a net deferred tax liability of $571,000 in connection with basis differences resulting from several of its acquisitions (Note 3).

  During fiscal 1997, the Company settled an examination by the Internal Revenue Service for the years ended July 31, 1992, 1993 and 1994 for an immaterial amount.

  The provision for income taxes for the six month periods ended January 31, 1997 and 1998 are based on the estimated effective tax rate for the Company for the full fiscal year.

                     DATA PROCESSING RESOURCES CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED JULY 31, 1995, 1996 AND 1997 AND
        FOR THE SIX MONTHS ENDED JANUARY 31, 1997 AND 1998 (UNAUDITED)

9. COMMITMENTS AND CONTINGENCIES

  The Company leases its office facilities, certain equipment and vehicles under lease agreements classified as operating leases. Future minimum lease payments under such noncancelable operating leases are summarized as follows at July 31, 1997 (in thousands):

         1998.............................................. $1,065
         1999..............................................  1,023
         2000..............................................    665
         2001..............................................    408
         2002..............................................    366
         Thereafter........................................    275
                                                            ------
         Total future minimum lease payments............... $3,802
                                                            ======

  Rent expense amounted to $170,000, $227,000 and $625,000, for the years ended July 31, 1995, 1996, and 1997, respectively, and has been included in selling, general and administrative expenses in the accompanying consolidated statements of income.

10. RELATED PARTY TRANSACTIONS

  In fiscal 1994, one of the Company's larger clients desired to outsource its entire information systems department through an employee leasing arrangement. Because the Company does not provide such employee leasing services and was unable to provide a comparable employment benefit package to consultants working for this company, Information Technology Resources, Inc. ("ITR"), was formed by the founder of the Company and certain other persons, including certain former employees of ITR's client, with the founder owning approximately 75.6% of the outstanding capital stock. As a result of this arrangement, the Company provides certain management services to ITR to support its operations, for which the Company receives a management fee pursuant to a management services agreement. Management fees earned by the Company were $934,000, $1,084,000 and $1,035,000, for the years ended 1995,
1996 and 1997, respectively. ITR also contracts with the Company for technical consultants to meet its staffing needs. For the year ended July 31, 1995, 1996 and 1997, the Company recorded revenues of $3,678,000, $4,974,000 and $3,460,000 from billing of ITR technical consultants. Effective August 1, 1997 the management service agreement with ITR has been renegotiated to reflect a reduction in the management fee.

11. CONCENTRATION OF CREDIT RISK

  The Company's revenues are generated from credit sales to customers located throughout the United States. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit lines and generally does not require collateral. The Company maintains reserves for potential credit losses, and such losses have been within management's expectations. The Company's ten largest customers represented 32.1% of total revenues in fiscal 1997, and as a result, the Company has a large proportion of its receivables outstanding with these customers. Accounts receivable from the Company's ten largest customers was $3,733,000 as of July 31, 1997.

  In each of fiscal 1995, 1996 and 1997, the Company had sales to a major customer, not necessarily the same customer in each period, of approximately $6,072,000, $5,794,000 and $5,800,000, respectively. Given the significant amount of revenues derived from these customers, the loss of any such customer or the uncollectability of related receivables could have a material adverse effect on the Company's financial condition and results of operations.

                     DATA PROCESSING RESOURCES CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED JULY 31, 1995, 1996 AND 1997 AND
        FOR THE SIX MONTHS ENDED JANUARY 31, 1997 AND 1998 (UNAUDITED)

12. S3G ACQUISITION (UNAUDITED)

  On January 27, 1998, the Company acquired substantially all of the assets and assumed certain liabilities of S3G, Inc., a Texas Corporation ("S3G"). Under the terms of the Asset Purchase Agreement, the purchase price was $32.2 million, consisting of $28.2 million in cash and 204,552 shares of DPRC common stock, valued at approximately $4.0 million. In addition, S3G has the right to receive certain additional consideration contingent upon S3G's adjusted earnings before interest and taxes through December 31, 1998.

  The unaudited pro forma consolidated statement of income for the six months ended January 31, 1998 has been prepared by consolidating the statement of income of DPRC for the six months ended January 31, 1998 with the statement of income of S3G for the six months ended December 31, 1997.

                                                               SIX MONTHS
                                                         ENDED JANUARY 31, 1998
                                                         ----------------------
                                                             (IN THOUSANDS,
                                                         EXCEPT PER SHARE DATA)
      Pro forma revenues................................        $96,876
      Pro forma net income..............................        $ 5,536
      Pro forma net income per share--basic.............          $0.49
      Pro forma net income per share--diluted...........          $0.47
      Pro forma weighted average common shares
       outstanding--basic...............................         11,267
      Pro forma weighted average common shares
       outstanding--diluted.............................         11,685

  The above pro forma financial data is based on management's preliminary assumptions regarding purchase accounting adjustments for the S3G Acquisition based on currently available information. The final allocation of the purchase price for the S3G Acquisition will be adjusted to the extent that actual amounts differ from management's estimates.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Computec International Strategic Resources, Inc.:

  We have audited the accompanying balance sheets of Computec International Strategic Resources, Inc. (the Company) as of December 31, 1995 and 1996, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of Computec International Strategic Resources, Inc. at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Costa Mesa, California
March 14, 1997
(April 29, 1997 as to Note 8)

                COMPUTEC INTERNATIONAL STRATEGIC RESOURCES, INC.

                                 BALANCE SHEETS


                                                            DECEMBER 31,
                                                        ----------------------
                                                           1995        1996
                                                        ----------  ----------
                        ASSETS
Current Assets:
  Cash................................................. $  621,667  $  470,073
  Accounts receivable..................................  1,884,959   2,869,089
  Prepaid expenses and other current assets............    345,355     326,830
  Deferred income taxes (Note 5).......................     40,281
                                                        ----------  ----------
    Total current assets...............................  2,892,262   3,665,992
Property:
  Buildings and improvements...........................     75,516     103,200
  Furniture and fixtures...............................     73,126      59,758
  Equipment............................................    143,185     175,976
  Leasehold improvements...............................     93,411      14,970
                                                        ----------  ----------
                                                           385,238     353,904
  Less accumulated depreciation and amortization.......   (123,966)   (113,449)
                                                        ----------  ----------
    Property, net......................................    261,272     240,455
Other Assets...........................................      2,500      23,091
                                                        ----------  ----------
                                                        $3,156,034  $3,929,538
                                                        ==========  ==========
         LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued liabilities (Note 3).... $  490,890  $  786,482
  Note payable to shareholders.........................     48,453
  Deferred income taxes (Note 5).......................                 80,218
                                                        ----------  ----------
    Total current liabilities..........................    539,343     866,700
Deferred Income Taxes (Note 5).........................    397,236     243,025
Commitments and Contingencies (Note 6).................
Shareholders' Equity (Note 8):
  Common stock; 50,000 shares authorized; 50,000 shares
   issued and outstanding..............................     50,000      50,000
  Retained earnings....................................  2,169,455   2,769,813
                                                        ----------  ----------
    Total shareholders' equity.........................  2,219,455   2,819,813
                                                        ----------  ----------
                                                        $3,156,034  $3,929,538
                                                        ==========  ==========

                See accompanying notes to financial statements.

                COMPUTEC INTERNATIONAL STRATEGIC RESOURCES, INC.

                              STATEMENTS OF INCOME


                                                   YEARS ENDED DECEMBER 31,
                                              ----------------------------------
                                                 1994       1995        1996
                                              ---------- ----------- -----------
Revenues....................................  $7,693,801 $14,240,511 $19,304,747
Cost of professional services...............   4,972,999   8,750,671  11,809,889
                                              ---------- ----------- -----------
Gross margin................................   2,720,802   5,489,840   7,494,858
Selling, general and administrative expenses
 (Note 6)...................................   2,119,580   3,157,896   3,734,601
                                              ---------- ----------- -----------
Income before provision for income taxes....     601,222   2,331,944   3,760,257
Provision for income taxes (Note 5).........     275,895     992,041     102,853
                                              ---------- ----------- -----------
Net income..................................  $  325,327 $ 1,339,903 $ 3,657,404
                                              ========== =========== ===========





                See accompanying notes to financial statements.

                COMPUTEC INTERNATIONAL STRATEGIC RESOURCES, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                         COMMON STOCK
                                        --------------  RETAINED
                                        SHARES AMOUNT   EARNINGS       TOTAL
                                        ------ ------- -----------  -----------
Balance, January 1, 1994............... 50,000 $50,000 $   504,225  $   554,225
Net income.............................                    325,327      325,327
                                        ------ ------- -----------  -----------
Balance, December 31, 1994............. 50,000  50,000     829,552      879,552
Net income.............................                  1,339,903    1,339,903
                                        ------ ------- -----------  -----------
Balance, December 31, 1995............. 50,000  50,000   2,169,455    2,219,455
Net income.............................                  3,657,404    3,657,404
Distribution to shareholders...........                 (3,057,046)  (3,057,046)
                                        ------ ------- -----------  -----------
Balance, December 31, 1996............. 50,000 $50,000 $ 2,769,813  $ 2,819,813
                                        ====== ======= ===========  ===========



                See accompanying notes to financial statements.

               COMPUTEC INTERNATIONAL STRATEGIC RESOURCES, INC.

                           STATEMENTS OF CASH FLOWS

                                                YEARS ENDED DECEMBER 31,
                                            ----------------------------------
                                              1994        1995        1996
                                            ---------  ----------  -----------
Cash Flows From Operating Activities:
Net income................................. $ 325,327  $1,339,903  $ 3,657,404
Adjustments to reconcile net income to net
 cash provided by
 operating activities:
  Depreciation and amortization............    29,698      39,889       50,374
  Deferred income taxes....................   258,405    (184,552)         --
  Changes in operating assets and
   liabilities:
    Accounts receivable....................  (357,770)   (617,396)    (984,130)
    Prepaid expenses and other assets......  (180,135)   (159,806)      (2,066)
    Accounts payable and accrued
     liabilities...........................    11,732     335,822      295,592
                                            ---------  ----------  -----------
      Net cash provided by operating
       activities..........................    87,257     753,860    2,983,462
Cash Flows From Investing Activities--
  Purchase of property.....................   (69,406)   (208,430)    (245,070)
Cash Flows From Financing Activities:
Note payable to shareholders...............       --       48,453      (48,453)
Distribution to shareholders...............       --          --    (2,841,533)
                                            ---------  ----------  -----------
      Net cash (used in) provided by
       financing activities................   (69,406)     48,453   (2,889,986)
Net Increase (Decrease) In Cash............    17,851     593,883     (151,594)
Cash, beginning of year....................     9,933      27,784      621,667
                                            ---------  ----------  -----------
Cash, end of year.......................... $  27,784  $  621,667  $   470,073
                                            =========  ==========  ===========
Supplemental Information--
  Cash paid for income taxes............... $   4,390  $1,093,695  $   215,602
                                            =========  ==========  ===========

Noncash Information--

  During July 1996, the Company distributed $3,057,046 of cash and certain assets to the shareholders. The assets were distributed at their net book value of $215,513 and no gain/loss was recognized upon distribution.


                See accompanying notes to financial statements.

               COMPUTEC INTERNATIONAL STRATEGIC RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

1. GENERAL

  Business--Computec (the Company), which was incorporated in the State of California on January 1, 1988, is a leading specialty staffing company providing information technology personnel services principally to major corporations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Property--The cost of buildings and improvements, furniture, fixtures and equipment is depreciated using the straight-line method based on the estimated useful lives of the related assets, 25 years and generally three to five years. Leasehold improvements are amortized over the lesser of five years or the life of the lease.

  Revenue Recognition--The Company recognizes revenue as services are performed.

  Income Taxes--The Company provides for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. SFAS No. 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax laws or rates.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

3. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

  Accounts payable and accrued liabilities consist of the following at December 31:

                                                                 1995     1996
                                                               -------- --------
   Accounts payable........................................... $185,241 $134,483
   Accrued salaries, bonuses and related benefits.............   83,901  307,798
   Other accrued expenses.....................................  221,748  344,201
                                                               -------- --------
                                                               $490,890 $786,482
                                                               ======== ========

               COMPUTEC INTERNATIONAL STRATEGIC RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996


4. EMPLOYEE BENEFIT PLANS

  The Company has a retirement savings plan (the Plan) which qualifies under
Section 401(k) of the Internal Revenue Code (IRC). Eligible employees may contribute up to 20%, but not to exceed the amount allowed by the IRC, of their annual compensation, as defined by the Plan. Company contributions are fully discretionary, and no Company contributions have been made to the Plan.

5. INCOME TAXES

  Prior to 1996, the Company was taxed as a C corporation and was subject to normal statutory rates. Effective January 1, 1996, the Company elected to be taxed as an S corporation under the rules of the IRC, whereby the income and expense items are normally included in the personal tax returns of the stockholders.

  Effective January 1, 1995, the Company changed its method of accounting for tax purposes from the cash method to the accrual method. As a result of the change, the Company is required to amortize the net adjustment related to this change in accounting method into taxable income over six years. This net adjustment is a built-in gain item and is subject to a corporate level federal tax of 35%. Accordingly, the Company is subject to the built-in gains tax in 1996. In addition, the Company will continue to be subject to built-in gains over the next three years in connection with the amortization of the cash to accrual adjustment as long as it remains an S Corporation.

  The provision for income taxes in 1996 in the accompanying statements of income results from the built-in gains tax and California income taxes at a statutory rate of 1.5%.

  The provision for income taxes includes the following at fiscal year ended December 31:

                                                    1994      1995       1996
                                                  -------- ----------  --------
   Current:
     Federal..................................... $  9,770 $  940,026  $ 77,608
     State.......................................    7,720    236,567    58,957
                                                  -------- ----------  --------
                                                    17,490  1,176,593   136,565
   Deferred:
     Federal.....................................  199,417   (154,696)   49,693
     State.......................................   58,988    (29,856)  (83,405)
                                                  -------- ----------  --------
                                                   258,405   (184,552)  (33,712)
                                                  -------- ----------  --------
   Provision for income taxes.................... $275,895 $  992,041  $102,853
                                                  ======== ==========  ========

               COMPUTEC INTERNATIONAL STRATEGIC RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

5. INCOME TAXES (CONTINUED)

  A reconciliation of the Company's effective tax rate compared to the statutory federal tax rate is as follows at December 31:

                                                              1994  1995  1996
                                                              ----  ----  -----
   Income taxes at statutory federal rate.................... 35.0% 35.0%  35.0%
   State taxes, net of federal benefit.......................  7.3   5.6    0.4
   Meals and entertainment...................................  4.5   1.2
   S corporation income not subject to federal tax...........             (33.1)
   Other.....................................................  1.1   1.7    0.2
   Benefit of graduated rates................................ (2.0) (1.0)   0.3
                                                              ----  ----  -----
                                                              45.9% 42.5%   2.8%
                                                              ====  ====  =====

  The Company provides deferred income taxes for temporary differences between assets and liabilities recognized for financial reporting and income tax purposes. As discussed above, the Company changed its tax status to an S corporation for federal tax purposes. As such, all federal deferred taxes are the responsibility of the shareholders.

  The income effects of these temporary differences representing significant portions of deferred tax assets and deferred tax liabilities are as follows at December 31:

                                                            1995       1996
                                                          ---------  ---------
   State income taxes.................................... $ 113,148  $     --
   Accrual to cash adjustment............................   (94,791)   (80,933)
   Vacation accrual......................................    21,924        715
                                                          ---------  ---------
     Net current deferred tax asset (liability).......... $  40,281  $ (80,218)
                                                          =========  =========
   Accrual to cash adjustments........................... $(379,166) $(242,799)
   Depreciation..........................................   (18,070)      (226)
                                                          ---------  ---------
     Net long-term deferred tax liability................ $(397,236) $(243,025)
                                                          =========  =========

               COMPUTEC INTERNATIONAL STRATEGIC RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

6. COMMITMENTS AND CONTINGENCIES

  Operating Leases--The Company leases its office facilities under lease agreements classified as operating leases. Future minimum lease payments under such noncancelable operating leases are summarized as follows at December 31, 1996:

       YEAR ENDING
      DECEMBER 31:
      ------------
        1997........................................................... $138,548
        1998...........................................................  138,548
        1999...........................................................  138,548
        2000...........................................................  145,143
        2001...........................................................  148,440
        Thereafter.....................................................  185,550
                                                                        --------
      Total future minimum lease payments.............................. $894,777
                                                                        ========

  Rent expense amounted to $57,000, $60,600 and $114,900 for the years ended December 31, 1994, 1995 and 1996, respectively, and has been included in selling, general and administrative expenses in the accompanying statements of income.

  Revolving Line of Credit--The Company maintains a line of credit arrangement with a domestic lending institution. Under this agreement, the Company has a line of $250,000 without the requirement of a compensating balance. The interest rate varies with the prime rate. The line is personally guaranteed by the shareholders. As of December 31, 1996, the Company did not have any outstanding balance due on the credit line.

7. CONCENTRATIONS OF CREDIT RISK

  The Company's revenues are generated from credit sales to customers primarily located in California. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit lines and generally does not require collateral. The Company maintains reserves for potential credit losses, and such losses have been within management's expectations. The Company's ten largest customers represented 68% of total revenues in fiscal 1996, and as a result, the Company has a large proportion of its receivables outstanding with these customers. Accounts receivable to the Company's ten largest customers was $1,966,000 as of December 31, 1996.

  In each of fiscal 1994, 1995 and 1996, the Company had revenues to a major customer, not necessarily the same customer in each period, of approximately $922,000, $1,523,000 and $3,593,000, respectively. Given the significant amount of revenues derived from these customers, the loss of any such customer or the uncollectability of related receivables could have a material adverse effect on the Company's financial condition and results of operations.

8. SUBSEQUENT EVENT

  On February 25, 1997, the Board of Directors approved a recapitalization of the Company, whereby the Company will have Class A and Class B common shares. The authorized capital stock will consist of 2,000,000 shares of Class A stock, of which 200,000 shares will be issued and outstanding, and 3,000,000 shares of Class B stock, of which 300,000 will be issued and outstanding.

  On April 29, 1997, the Company entered into an agreement for the merger of the Company with DPRC Acquisition Corp. The initial consideration for the stock is approximately $32,606,000, comprised of $19,563,600 in cash and $13,042,400 in stock. Additional consideration is contingent and will be determined based on predetermined formulas on various dates within the next two years.

                         INDEPENDENT AUDITORS' REPORT

Leardata Info-Services, Inc.
Dallas, Texas

  We have audited the accompanying balance sheets of Leardata Info-Services, Inc. (the Company) as of December 31, 1994 and 1995, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of Leardata Info-Services, Inc. at December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Dallas, Texas
March 11, 1996

                          LEARDATA INFO-SERVICES, INC.

                                 BALANCE SHEETS

                                                            DECEMBER 31,
                                                        ----------------------
                                                           1994        1995
                                                        ----------  ----------
                        ASSETS
Current assets:
  Cash and cash equivalents............................ $1,193,582  $1,855,221
  Accounts receivable .................................  1,825,330   2,203,230
  Prepaid expenses and other current assets............     41,925      24,504
  Income tax receivable................................        --       90,815
                                                        ----------  ----------
    Total current assets...............................  3,060,837   4,173,770
Property:
  Furniture and fixtures...............................    248,816     249,392
  Equipment............................................    364,886     274,509
                                                        ----------  ----------
                                                           613,702     523,901
  Less accumulated depreciation........................   (404,970)   (436,889)
                                                        ----------  ----------
    Property, net......................................    208,732      87,012
                                                        ----------  ----------
                                                        $3,269,569  $4,260,782
                                                        ==========  ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities............. $  194,465  $  145,987
  Income taxes payable.................................        --       29,600
                                                        ----------  ----------
    Total current liabilities..........................    194,465     175,587
Deferred income taxes (Note 2).........................     36,000      20,000
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.10 par value; 5,000,000 shares
   authorized, 3,864,480 shares issued and outstanding
   (liquidation value is equal to par value, plus
   accumulated undistributed dividends, none of which
   have been declared).................................    386,448     386,448
  Common stock, $.01 par value; 1,000,000 shares
   authorized, 300,574 shares issued and outstanding in
   1995 (none in 1994).................................        --        3,006
  Additional paid-in capital...........................    146,392     173,444
  Due from stockholders (Note 6).......................        --     (115,058)
  Retained earnings....................................  2,506,264   3,617,355
                                                        ----------  ----------
    Total stockholders' equity.........................  3,039,104   4,065,195
                                                        ----------  ----------
                                                        $3,269,569  $4,260,782
                                                        ==========  ==========

                See accompanying notes to financial statements.

                          LEARDATA INFO-SERVICES, INC.

                              STATEMENTS OF INCOME


                                                  YEARS ENDED DECEMBER 31,
                                             ----------------------------------
                                                1993       1994        1995
                                             ---------- ----------- -----------
Revenues.................................... $7,778,566 $11,198,789 $13,953,621
Cost of professional services...............  5,100,973   7,352,010   9,354,747
                                             ---------- ----------- -----------
 Gross margin...............................  2,677,593   3,846,779   4,598,874
Selling, general and administrative
 expenses...................................  1,990,842   2,440,049   2,879,801
                                             ---------- ----------- -----------
Operating income............................    686,751   1,406,730   1,719,073
Interest and other income...................     55,400      23,815      62,018
                                             ---------- ----------- -----------
Income before provision for income taxes....    742,151   1,430,545   1,781,091
Provision for income taxes (Note 2).........    278,000     520,000     670,000
                                             ---------- ----------- -----------
Net income.................................. $  464,151 $   910,545 $ 1,111,091
                                             ========== =========== ===========



                See accompanying notes to financial statements.

                          LEARDATA INFO-SERVICES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                          PREFERRED STOCK    COMMON STOCK
                         ------------------ -------------- PAID-IN   RETAINED   DUE FROM
                           SHARE    AMOUNT   SHARE  AMOUNT CAPITAL   EARNINGS  STOCKHOLDER   TOTAL
                         --------- -------- ------- ------ -------- ---------- ----------- ----------
Balance, January 1,
 1993................... 3,864,480 $386,448     --  $  --  $146,392 $1,131,568  $     --   $1,664,408
 Net income.............       --       --      --     --       --     464,151        --      464,151
                         --------- -------- ------- ------ -------- ----------  ---------  ----------
Balance, December 31,
 1993................... 3,864,480  386,448     --     --   146,392  1,595,719        --    2,128,559
 Net income.............       --       --      --     --              910,545        --      910,545
                         --------- -------- ------- ------ -------- ----------  ---------  ----------
Balance, December 31,
 1994................... 3,864,480  386,448     --     --   146,392  2,506,264        --    3,039,104
 Loan to stockholder....       --       --      --     --       --         --     (85,000)    (85,000)
 Net income.............       --       --      --     --       --   1,111,091        --    1,111,091
 Exercise of stock
  options...............       --       --  300,574  3,006   27,052        --     (30,058)        --
                         --------- -------- ------- ------ -------- ----------  ---------  ----------
Balance, December 31,
 1995................... 3,864,480 $386,448 300,574 $3,006 $173,444 $3,617,355  $(115,058) $4,065,195
                         ========= ======== ======= ====== ======== ==========  =========  ==========



                 See accompanying notes to financial statements

                          LEARDATA INFO-SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

                                                 YEARS ENDED DECEMBER 31,
                                             ----------------------------------
                                                1993        1994        1995
                                             ----------  ----------  ----------
Cash flows from operating activities:
 Net income................................. $  464,151  $  910,545  $1,111,091
 Adjustments to reconcile net income to net
  cash provided by (used in) operating
  activities--
   Depreciation expense.....................     51,841      82,015     210,263
   Deferred income taxes....................        --       36,000     (16,000)
   Changes in operating assets and
    liabilities--
    Accounts receivable.....................   (807,841)   (438,190)   (377,900)
    Prepaid expenses and other current
     assets.................................     (7,210)     (8,703)    (73,394)
    Accounts payable and accrued
     liabilities............................    (53,169)    (51,488)    (48,477)
    Income taxes payable....................        --          --       29,600
                                             ----------  ----------  ----------
     Net cash provided by (used in)
      operating activities..................   (352,228)    530,179     835,183
Cash flows from investing activities:
 Purchase of furniture, fixtures and
  equipment.................................    (49,758)   (122,418)    (88,544)
                                             ----------  ----------  ----------
Cash flows from financing activities:
 Due from stockholder.......................        --          --      (85,000)
                                             ----------  ----------  ----------
Net increase (decrease) in cash and cash
 equivalents................................   (401,986)    407,761     661,639
Cash and cash equivalents, beginning of
 year.......................................  1,187,807     785,821   1,193,582
                                             ----------  ----------  ----------
Cash and cash equivalents, end of year...... $  785,821  $1,193,582  $1,855,221
                                             ==========  ==========  ==========
Supplemental information--cash paid for
 income taxes............................... $  278,000  $  435,500  $  691,000
                                             ==========  ==========  ==========

SUPPLEMENTAL NONCASH FINANCING ACTIVITY:

  During the year ended December 31, 1995, stockholders of the Company exercised stock options and collectively received 300,574 shares of common stock in exchange for notes from such stockholders.


                See accompanying notes to financial statements.

                         LEARDATA INFO-SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

             FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business Organization--Leardata Info-Services, Inc. provides contract programming and data processing consulting services to a diverse group of business enterprises.

  Cash and Cash Equivalents--The Company considers all highly-liquid investments with an original maturity of three months or less to be cash equivalents.

  Depreciation--Depreciation of furniture, fixtures and equipment is computed using the straight-line method over an estimated useful life of five years.

  Revenue Recognition--The Company provides programming and consulting services based upon contracts of variable duration which are cancelable based on 15-day written notice. Revenues are recognized as billable time is incurred and are billed within the same period. Contract labor costs are also recognized as time is incurred and are accrued within the same period.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions regarding the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Recent Accounting Pronouncements--In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, which becomes effective for fiscal years beginning after December 14, 1995. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company will adopt this statement in fiscal 1997 as required, and its adoption is not expected to have a significant effect on earnings, financial condition or cash flows.

  In October 1995, Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation, which requires adoption of the disclosure provisions no later than years beginning after December 15, 1995 and adoption of the recognition and measurement provisions for nonemployee transactions no later than after December 15, 1995. The new standard defines a fair value method of accounting for stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period which is usually the vesting period. Pursuant to the new accounting standard, companies are encouraged, but are not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, but would be required to disclose in a note to the financial statements pro forma net income and, if presented, earnings per share as if the company had applied the new method of accounting. The Company has determined that it will not change to the fair value method and will continue to use Accounting Principle Board Opinion No. 25 for measurement and recognition for employee stock-based transactions.

  Reclassifications--Certain items in a prior period financial statements may have been reclassified to conform to the current period presentation.

                         LEARDATA INFO-SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

             FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

2. INCOME TAXES

  The provision for income taxes includes the following:

                                                       1993     1994     1995
                                                     -------- -------- --------
   Current:
     Federal........................................ $250,000 $427,000 $605,000
     State..........................................   28,000   52,600   81,000
                                                     -------- -------- --------
                                                      278,000  479,600  686,000
   Deferred:
     Federal........................................      --    36,000  (14,100)
     State..........................................      --     4,400   (1,900)
                                                     -------- -------- --------
                                                          --    40,400  (16,000)
                                                     -------- -------- --------
   Provision for income taxes....................... $278,000 $520,000 $670,000
                                                     ======== ======== ========

  A reconciliation of the Company's effective tax rate compared to the statutory federal tax rate is as follows at December 31:

                                                               1993  1994  1995
                                                               ----  ----  ----
   Income taxes at statutory federal rate..................... 34.0% 34.0% 34.0%
   State taxes, net of federal benefit........................  3.8%  4.0   4.4%
   Meals and entertainment....................................  0.4   0.7   0.4
   Other--Non Taxable Dividends............................... (1.4) (1.0) (2.5)
   Other......................................................   .7  (1.3)  1.3
                                                               ----  ----  ----
                                                               37.5% 36.4% 37.6%
                                                               ====  ====  ====

  Deferred income taxes are provided for temporary differences between financial statement carrying amounts and the taxable basis of assets and liabilities using tax rates currently in effect. Deferred income taxes relate primarily to temporary differences between the financial statement carrying amount and the taxable basis of furniture, fixtures and equipment. The income effects of these temporary differences representing portions of deferred tax assets and deferred tax liabilities are as follows at December 31:

                                                              1994      1995
                                                            --------  --------
   Total deferred tax asset--employee benefits............. $ 14,000  $ 11,000
   Total deferred tax liability--furniture, fixtures and
    equipment..............................................  (50,000)  (31,000)
                                                            --------  --------
   Net..................................................... $(36,000) $(20,000)
                                                            ========  ========

3. STOCKHOLDERS' EQUITY

  The preferred stock ranks senior to the common stock with respect to the payment of dividends, voting rights and distributions in liquidation. The preferred stock's liquidation value is equal to par value plus any undistributed dividends, none of which have been declared at December 31, 1995. Additionally, preferred stock is convertible to common stock on a one-to-one basis. Preferred stock dividends are payable when declared by the Board of Directors.

                         LEARDATA INFO-SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

             FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

3. STOCKHOLDERS' EQUITY (CONTINUED)

  The Company has adopted an incentive stock option plan, pursuant to which 500,000 shares of common stock have been reserved for issuance upon the exercise of the options. Options totaling 343,513 shares have been granted to key employees of the Company. The outstanding common stock options are exercisable through January 2, 1996, at an exercise price of $0.38 per common share.

                                                          NUMBER OF OPTION PRICE
                                                           SHARES    PER SHARE
                                                          --------- ------------
  Outstanding at January 1, 1993.........................  343,513  $0.10-$0.38
                                                           -------
  Outstanding at December 31, 1993.......................  343,513  $0.10-$0.38
                                                           -------
  Outstanding at December 31, 1994.......................  343,513  $0.10-$0.38
  Exercised..............................................  300,574  $0.10
                                                           -------
  Outstanding at December 31, 1995.......................   42,939  $0.38
                                                           =======

4. EMPLOYEE BENEFIT PLANS

  The Company established a 401(k) Savings Plan and Trust which is a defined contribution plan covering eligible employees upon hiring. Participants may make tax-deferred 401(k) contributions. The Company may make a discretionary matching contribution of up to 25% of the participants' deferred contribution, but in no case may the Company's contribution exceed 6% of the participants' compensation. All participants' deferred contributions are 100% vested. All other contributions vest according to years of employment. The vesting percentages are as follows:

      Less than 2 years....................................................   0%
      2 years but less than 3 years........................................  20%
      3 years but less than 4 years........................................  40%
      4 years but less than 5 years........................................  60%
      5 years but less than 6 years........................................  80%
      6 years or more...................................................... 100%

  Participants' deferred contributions are limited to 15% of the participants' compensation, not to exceed federal limits of $9,240 in 1995. The Company's matching contribution was $18,661, $30,788 and $23,550 representing 25% of the participants' deferred contribution for the years ended December 31, 1993, 1994 and 1995, respectively.

                         LEARDATA INFO-SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

             FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

5. COMMITMENTS AND CONTINGENCIES

  The Company leases office space under an operating lease ending October 31, 1999. The total minimum future rental payments under the lease are as follows:

      1996............................................................. $122,046
      1997.............................................................  122,046
      1998.............................................................  122,046
      1999.............................................................  101,705

  Rent expense for the years ended December 31, 1993, 1994 and 1995 was $145,672, $138,560 and $122,898, respectively.

6. RELATED PARTY TRANSACTION

  In May 1995, the Company entered into a loan agreement with the Chief Executive Officer of the Company for $85,000. The loan bears interest at the prime rate (8.5% at December 31, 1995) and is payable upon any of the following events: (i) sale of the Company, (ii) initial public offering, (iii) recapitalization, or (iv) repurchase of shares.


  In the event that none of the above occurs within a three-year period, the loan and accrued interest (compounded annually) will be due and payable on May 10, 1998. Interest income on the loan for the year ended December 31, 1995 was $4,672.

  The remaining $30,058 included in due from stockholders relates to two salary advances used for exercising the incentive stock options described in
Note 3. These advances bear no interest and are repayable monthly by salary reductions beginning in January 1996 and terminating on November 15, 1997.

7. CONCENTRATIONS OF CREDIT RISK

  The Company's revenues are generated from credit sales to customers in approximately 30 states. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit lines and generally does not require collateral. The Company's ten largest customers represented 53% of total revenues in fiscal 1995, and as a result, the Company has a large proportion of its receivables outstanding with these customers. Accounts receivable to the Company's ten largest customers was $1,390,443 as of December 31, 1995.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Selling Securityholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Notes and the Conversion Shares offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the Notes or the Conversion Shares offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that information contained herein is correct as of any date subsequent to the date hereof.

                              ------------------

                               TABLE OF CONTENTS

                              ------------------

                                                                           Page
                                                                           ----
Available Information.....................................................  (ii)
Incorporation of Certain Documents by Reference........................... (iii)
Summary...................................................................    1
The Company...............................................................    1
The Offering..............................................................    2
Risk Factors..............................................................    3
Use of Proceeds...........................................................   10
Ratio of Earnings to Fixed Charges .......................................   10
Selected Consolidated Financial Data......................................   11
Unaudited Pro Forma Consolidated Statement of Income Data.................   13
Selling Securityholders...................................................   17
Plan of Distribution .....................................................   19
Description of Notes......................................................   21
Description of Credit Facility............................................   35
Description of Capital Stock..............................................   36
Certain Federal Income Tax Considerations.................................   39
Legal Matters.............................................................   41
Experts...................................................................   41
Index to Financial Statements.............................................  F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 $115,000,000


                                [LOGO OF DPRC]


                                DATA PROCESSING
                             RESOURCES CORPORATION

                              5 1/4% CONVERTIBLE
                              SUBORDINATED NOTES
                                   DUE 2005
                          AND SHARES OF COMMON STOCK
                           ISSUABLE UPON CONVERSION
                                 OF THE NOTES

                              ------------------

                                  PROSPECTUS

                              ------------------




                                        , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the expenses expected to be incurred by the Company in connection with the offering of the Notes and the Conversion Shares being registered, other than underwriting discounts and selling commissions. The Selling Securityholders will not share any portion of these expenses. All expenses will be borne by Data Processing Resources Corporation. All amounts are estimated except the SEC Registration Fee.

     Registration Fee.............................................. $ 33,925.00
     Nasdaq Listing Application Fee................................   17,500.00
     Printing .....................................................   25,000.00
     Legal Fees and Expenses.......................................   50,000.00
     Accounting Fees and Expenses..................................   25,000.00
     Miscellaneous ................................................    3,575.00
                                                                    -----------
     Total......................................................... $155,000.00
                                                                    ===========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The California Corporations Code provides for the indemnification of directors, officers, employees and agents of the Corporation under certain circumstances set forth in Section 317 thereof. Section 317 permits a corporation to indemnify its agents, typically directors and officers, for expenses incurred or settlements or judgments paid in connection with certain legal proceedings. Only those legal proceedings arising out of such persons' actions as agents of the corporation may be grounds for indemnification.

  Whether or not indemnification may be paid in a particular case depends upon whether the agent wins, loses or settles the suit and upon whether a third party or the corporation itself is the plaintiff. Section 317 provides for mandatory indemnification, no matter who the plaintiff is, when an agent is successful on the merits of a suit. In all other cases, indemnification is permissive.

  If the agent loses or settles a suit brought by a third party, he or she may be indemnified for expenses incurred and settlements or judgments paid. Such indemnification may be authorized upon finding that the agent acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation.

  If the agent loses or settles a suit brought by or on behalf of the corporation, his or her rights to indemnification are more limited. If he or she is adjudged to be liable to the corporation, the court in which such proceeding was held must determine whether it would be fair and reasonable to indemnify him or her for expenses which such court shall determine. If the agent settles such a suit with court approval, he or she may be indemnified for expenses incurred upon a finding that the agent acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in addition, that he or she acted with the care, including reasonable inquiry, of an ordinarily prudent person.

  The indemnification discussed above may be authorized by a majority vote of the disinterested directors or shareholders (the person to be indemnified is excluded from voting his or her shares) or the court in which the proceeding was brought. The Company's Board of Directors makes all decisions regarding the indemnification of its officers and directors on a case-by-case basis.

  Any provision in the Company's Articles of Incorporation or Bylaws or contained in a shareholder or director resolution that indemnifies its officers or directors must be consistent with Section 317. Moreover, such a provision may prohibit permissive, but not mandatory, indemnification as described above. Lastly, a corporation has the power to purchase indemnity insurance for its agents even if it would not have the power to indemnify them.

  The Company's Articles of Incorporation authorize the Board of Directors to provide indemnification of its agents through bylaw provisions or indemnification agreements, or both, in excess of the indemnification otherwise permitted by Section 317, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code. The Company's Bylaws require the Company to indemnify each of its directors and officers' to the maximum extent permitted by the California Corporations Code, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was a director or officer of the Company. The Company is also required to advance to such director or officer expenses incurred in defending any such proceeding, to the maximum extent permitted by such law. The Company's Bylaws also provide that the Board of Directors, in its discretion, may provide for indemnification of or advance of expenses to other agents of the Company.

  The Company has also entered into agreements with each of its directors and officers pursuant to which the Company has agreed to indemnify such director or officer from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such director or officer in or arising out of his or her capacity as a director, officer, employee and/or agent of the Company or any other corporation of which he or she is a director or officer at the request of the Company to the maximum extent permitted by applicable law. In addition, such director or officer is entitled to an advance of expenses to the maximum extent authorized or permitted by law.

  The Company carries directors' and officers' liability insurance covering its directors and officers.

ITEM 16. EXHIBITS.

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  2.1    Agreement of Purchase and Sale of Assets dated July 1, 1996, by and among Data Processing Resources Corporation, ADD Consulting, Inc. and
          Gerald R. Ladd(1)
  2.2    Registration Rights Agreement dated July 1, 1996, by and between Data
          Processing Resources Corporation and ADD Consulting, Inc.(1)
  2.2    Stock Purchase Agreement dated December 16, 1996, by and among Data
          Processing Resources Corporation, Leardata Info-Services, Inc.,
          General Atlantic Leardata Partners, LP., Bruce M. Smith, Chris P.
          Smith, Steve P. Donaldson, Robert M. Howe and Barbara A. Kuhler(3)
  2.4    Form of Registration Rights Agreement to be entered into among Data
          Processing Resources Corporation, Leardata Info-Services, Inc.,
          General Atlantic Leardata Partners, LP., Bruce M. Smith, Chris P.
          Smith, Steve P. Donaldson, Robert H. Howe and Barbara A. Kuhler(3)
  2.5    Agreement and Plan of Merger dated April 29, 1997, by and among Data
          Processing Resources Corporation, DPRC Acquisition Corp., Computec
          International Strategic Resources, Inc., Christopher W. Lancashire,
          Alicia R. Lancashire and Merrill Lynch Trust Company of California,
          as Trustee of The Lancashire Charitable Remainder Unitrust(4)
  2.6    Registration Rights Agreement dated April 29, 1997, by and among Data
          Processing Resources Corporation, Christopher W. Lancashire and
          Alicia R. Lancashire(4)
  2.7    Agreement of Purchase and Sale of Assets dated January 27, 1998, by and among the Company, S3G, Inc. and Michael G. McCarthy(6)
  2.8    Registration Rights Agreement dated January 27, 1998, by and between the Company and S3G, Inc.(6)
  3.1    Restated Articles of Incorporation of the Company(2)
  3.2    Restated Bylaws of the Company(2)
  4.1    Investor's Rights Agreement dates as of March 2, 1995, by and among the Company and the Holders who are signatories thereto, as amended by Amendment No. 1(2)
  4.2    Specimen Common Stock certificate(2)
  4.3    Indenture dated as of March 24, 1998 between the Company and State
          Street Bank and Trust Company of California, N.A. and Form of Note(5)

 EXHIBIT
 NUMBER                               DESCRIPTION
 -------                              -----------
  4.4    Registration Rights Agreement dated as of March 24, 1998 between the
          Company and NationsBank Montgomery Securities, LLC, Donaldson,
          Lufkin, Jenrette Securities Corporation, Robert W. Baird & Co.,
          Incorporated and Lehrman Brothers (the "Initial Purchasers")(5)
  4.5    Purchase Agreement dated as of March 18, 1998 between the Company and the Initial Purchasers(5)
  5.1++  Opinion of Riordan & McKinzie, a Professional Law Corporation
 12.1++  Computation of Ratio of Earnings to Fixed Charges
 23.1++  Consent of Deloitte & Touche LLP
 23.2++  Consent of Deloitte & Touche LLP
 23.3++  Consent of Riordan & McKinzie (included in Exhibit 5.1)
 24.1++  Power of Attorney with respect to the Company (included on page II-5)
 25.1++  Statement of Eligibility of Trustee under the Trust Indenture Act of
          1939 on Form T-1

--------
++ Filed herewith.

(1) Incorporated by reference to the Company's Current Report on Form 8-K dated July 1, 1996, as filed with the Securities and Exchange Commission on July 16, 1996 and, as amended, on August 27, 1996.

(2) Incorporated by reference to Amendment No. 3 to the Company's Registration Statement on Form S-1 (No. 333-00098) as filed with the Securities and Exchange Commission on March 5, 1996.

(3) Incorporated by reference to Amendment No. 1 to the Company's Registration Statement on Form S-1 (No. 333-18719) as filed with the Securities and Exchange Commission on January 21, 1997.

(4) Incorporated by reference to the Company's Current Report on Form 8-K dated April 30, 1997 as filed with the Securities and Exchange Commission on May 15, 1997.

(5) Incorporated by reference to the Company's Current Report on Form 8-K dated March 24, 1998 as filed with the Securities and Exchange Commission on March 24, 1998.

(6) Incorporated by reference to the Company's Current Report on Form 8-K dated January 27, 1998, as filed with the Securities and Exchange Commission on February 11, 1998.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on May 21, 1998.

                                          DATA PROCESSING RESOURCES
                                           CORPORATION

                                                 /s/ Michael A. Piraino
                                          By: _________________________________
                                                     Michael A. Piraino
                                                  Chief Financial Officer

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David M. Connell and Michael A. Piraino and each of them his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for each person and in his or her name, place and stead, in any and all capacities (unless revoked in writing), to sign any and all amendments to this Registration Statement, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

             SIGNATURE                           TITLE                  DATE
             ---------                           -----                  ----

     /s/ Mary Ellen Weaver           Chairman of the Board, Chief   May 21, 1998
____________________________________  Executive Officer and
         Mary Ellen Weaver            Director (Principal
                                      Executive Officer)

      /s/ David M. Connell           President, Chief Operating     May 21, 1998
____________________________________  Officer and Director
          David M. Connell

     /s/ Michael A. Piraino          Executive Vice President and   May 21, 1998
____________________________________  Chief Financial Officer
         Michael A. Piraino           (Principal Financial
                                      Officer and Principal
                                      Accounting Officer)

    /s/ J. Christopher Lewis         Director                       May 21, 1998
____________________________________
        J. Christopher Lewis

      /s/ Patrick C. Haden           Director                       May 21, 1998
____________________________________
          Patrick C. Haden

 /s/ Christopher W. Lancashire       Director                       May 21, 1998
____________________________________
     Christopher W. Lancashire

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  2.1    Agreement of Purchase and Sale of Assets dated July 1, 1996, by and among Data Processing Resources Corporation, ADD Consulting, Inc. and
          Gerald R. Ladd(1)
  2.2    Registration Rights Agreement dated July 1, 1996, by and between Data
          Processing Resources Corporation and ADD Consulting, Inc.(1)
  2.2    Stock Purchase Agreement dated December 16, 1996, by and among Data
          Processing Resources Corporation, Leardata Info-Services, Inc.,
          General Atlantic Leardata Partners, LP., Bruce M. Smith, Chris P.
          Smith, Steve P. Donaldson, Robert M. Howe and Barbara A. Kuhler(3)
  2.4    Form of Registration Rights Agreement to be entered into among Data
          Processing Resources Corporation, Leardata Info-Services, Inc.,
          General Atlantic Leardata Partners, LP., Bruce M. Smith, Chris P.
          Smith, Steve P. Donaldson, Robert H. Howe and Barbara A. Kuhler(3)
  2.5    Agreement and Plan of Merger dated April 29, 1997, by and among Data
          Processing Resources Corporation, DPRC Acquisition Corp., Computec
          International Strategic Resources, Inc., Christopher W. Lancashire,
          Alicia R. Lancashire and Merrill Lynch Trust Company of California,
          as Trustee of The Lancashire Charitable Remainder Unitrust(4)
  2.6    Registration Rights Agreement dated April 29, 1997, by and among Data
          Processing Resources Corporation, Christopher W. Lancashire and
          Alicia R. Lancashire(4)
  2.7    Agreement of Purchase and Sale of Assets dated January 27, 1998, by and among the Company, S3G, Inc. and Michael G. McCarthy(6)
  2.8    Registration Rights Agreement dated January 27, 1998, by and between the Company and S3G, Inc.(6)
  3.1    Restated Articles of Incorporation of the Company(2)
  3.2    Restated Bylaws of the Company(2)
  4.1    Investor's Rights Agreement dates as of March 2, 1995, by and among the Company and the Holders who are signatories thereto, as amended by Amendment No. 1(2)
  4.2    Specimen Common Stock certificate(2)
  4.3    Indenture dated as of March 24, 1998 between the Company and State
          Street Bank and Trust Company of California, N.A. and Form of Note(5)
  4.4    Registration Rights Agreement dated as of March 24, 1998 between the
          Company and NationsBank Montgomery Securities, LLC, Donaldson,
          Lufkin, Jenrette Securities Corporation, Robert W. Baird & Co.,
          Incorporated and Lehrman Brothers (the "Initial Purchasers")(5)
  4.5    Purchase Agreement dated as of March 18, 1998 between the Company and the Initial Purchasers(5)
  5.1++  Opinion of Riordan & McKinzie, a Professional Law Corporation
 12.1++  Computation of Ratio of Earnings to Fixed Charges
 23.1++  Consent of Deloitte & Touche LLP
 23.2++  Consent of Deloitte & Touche LLP
 23.3++  Consent of Riordan & McKinzie (included in Exhibit 5.1)
 24.1++  Power of Attorney with respect to the Company (included on page II-5)
 25.1++  Statement of Eligibility of Trustee under the Trust Indenture Act of
          1939 on Form T-1

-------
++ Filed herewith.
(1) Incorporated by reference to the Company's Current Report on Form 8-K dated July 1, 1996, as filed with the Securities and Exchange Commission on July 16, 1996 and, as amended, on August 27, 1996.
(2) Incorporated by reference to Amendment No. 3 to the Company's Registration Statement on Form S-1 (No. 333-00098) as filed with the Securities and Exchange Commission on March 5, 1996.
(3) Incorporated by reference to Amendment No. 1 to the Company's Registration Statement on Form S-1 (No. 333-18719) as filed with the Securities and Exchange Commission on January 21, 1997.
(4) Incorporated by reference to the Company's Current Report on Form 8-K dated April 30, 1997 as filed with the Securities and Exchange Commission on May 15, 1997.
(5) Incorporated by reference to the Company's Current Report on Form 8-K dated March 24, 1998 as filed through the Securities and Exchange Commission on March 24, 1998.
(6) Incorporated by reference to the Company's Current Report on Form 8-K dated January 27, 1998, as filed with the Securities and Exchange Commission on February 11, 1998.